UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK
----------------------------------------X
                                        :
In re                                   :  Chapter 11 Case
                                        :
ROCKEFELLER CENTER PROPERTIES and       :  Nos. 95 B 42089 (PBA)
RCP ASSOCIATES,                         :       95 B 42088 (PBA)
                                        :
                            Debtors.    :  (Jointly Administered)
                                        :
Address:  1230 Avenue of the Americas   :
          New York, New York  10020     :
                                        :
Tax I.D. Nos.:  13-3121978              :
                13-3255943              :
                                        :
----------------------------------------X


                  SECOND AMENDED DISCLOSURE STATEMENT PURSUANT
          TO BANKRUPTCY CODE SECTION 1125 FOR SECOND AMENDED JOINT PLAN
               OF REORGANIZATION FOR ROCKEFELLER CENTER PROPERTIES
           AND RCP ASSOCIATES UNDER CHAPTER 11 OF THE BANKRUPTCY CODE


ROCKEFELLER CENTER PROPERTIES      ROCKEFELLER GROUP, INC.,
and RCP ASSOCIATES,                A General Partner of Debtors
Debtors and Debtors-in-Possession and Plan Co-Proponent and Plan Co-Proponents

TOGUT, SEGAL & SEGAL,              DEWEY BALLANTINE
Bankruptcy Attorneys for           Attorneys for Rockefeller
  the Debtors                        Group, Inc.
One Penn Plaza                     1301 Avenue of the Americas
New York, New York  10119          New York, New York  10020
(212) 594-5000                     (212) 259-8000
Attn:  Albert Togut, Esq.          Attn:  Richard S. Miller, Esq.
       Frank A. Oswald, Esq.              Benjamin Hoch, Esq.

Dated:  New York, New York
        January 22, 1996

     THIS IS NOT A SOLICITATION OF ACCEPTANCES OR REJECTIONS OF THE PLAN OF REORGANIZATION. ACCEPTANCES OR REJECTIONS OF THE PLAN MAY NOT BE SOLICITED UNTIL A DISCLOSURE STATEMENT HAS BEEN APPROVED BY THE BANKRUPTCY COURT.

                                TABLE OF CONTENTS


I.  Introduction . . . . . . . . . . . . . . . . . . . . . . . . . . . . . - 1 -
     A.   Preliminary Statement. . . . . . . . . . . . . . . . . . . . . . - 2 -
     B.   Notice to Holders of Claims. . . . . . . . . . . . . . . . . . . - 3 -
     C.   Disclosure Statement Enclosures. . . . . . . . . . . . . . . . . - 5 -
          Voting Procedures, Ballots and Voting Deadlines. . . . . . . . . - 5 -
     E.   Hearing On and Objections to Confirmation. . . . . . . . . . . . - 6 -
          1.   Confirmation Hearing. . . . . . . . . . . . . . . . . . . . - 6 -
          2.   Date Set for Filing Objections to
               Confirmation. . . . . . . . . . . . . . . . . . . . . . . . - 6 -
     F.  Recommendation. . . . . . . . . . . . . . . . . . . . . . . . . . - 7 -

II.  History of the Debtors. . . . . . . . . . . . . . . . . . . . . . . . - 7 -
     A.   General Background . . . . . . . . . . . . . . . . . . . . . . . - 7 -
     B.   Historical Background. . . . . . . . . . . . . . . . . . . . . . - 8 -
     C.   Operation of the Landmarked Properties . . . . . . . . . . . . . - 9 -
     D.   The REIT and the REIT Loan . . . . . . . . . . . . . . . . . . .- 10 -
     E.   The Debtors' Cash Shortfalls . . . . . . . . . . . . . . . . . .- 12 -

III.  History of the Debtors' Chapter 11 Case. . . . . . . . . . . . . . .- 12 -
     A.   Significant Events During the Chapter 11 Case. . . . . . . . . .- 13 -
          1.   Use of Cash Collateral. . . . . . . . . . . . . . . . . . .- 13 -
          2.   REIT's First Attempt to Terminate
               Debtors' Exclusive Period to File
               a Reorganization Plan . . . . . . . . . . . . . . . . . . .- 13 -
          3.   Tax Settlement. . . . . . . . . . . . . . . . . . . . . . .- 14 -
          4.   DIP Financing . . . . . . . . . . . . . . . . . . . . . . .- 14 -
          5.   Pre-Petition Personal Injury Actions
               (Tort Claims/Insurance Coverage Analysis) . . . . . . . . .- 15 -
          6.   Claims Against The Debtors --
               Recourse vs. Non-Recourse;  Bar Date. . . . . . . . . . . .- 18 -
               a.   General. . . . . . . . . . . . . . . . . . . . . . . .- 18 -
               b.   Associates . . . . . . . . . . . . . . . . . . . . . .- 18 -
                    (1)  Secured Claims or Purported Secured Claims. . . .- 18 -
                    (2)  Priority Claims . . . . . . . . . . . . . . . . .- 19 -
                    (3)  Non-Priority, Unsecured Claims. . . . . . . . . .- 19 -
               c.   RCP. . . . . . . . . . . . . . . . . . . . . . . . . .- 19 -
                    (1)  Secured Claims. . . . . . . . . . . . . . . . . .- 19 -
                    (2)  Priority Claims . . . . . . . . . . . . . . . . .- 19 -
                    (3)  Unsecured, Non-Priority Claims. . . . . . . . . .- 20 -
               d.   Recourse vs. Non-Recourse. . . . . . . . . . . . . . .- 20 -
               e.   Claims Bar Date. . . . . . . . . . . . . . . . . . . .- 20 -
          7.   Executory Contracts, Tenant Leases
               and Other Unexpired Leases. . . . . . . . . . . . . . . . .- 21 -
          8.   Efforts to Formulate Plan and REIT's
               Second Motion to Terminate Exclusivity. . . . . . . . . . .- 22 -


                                            (i)

IV.  Summary of the Reorganization Plan. . . . . . . . . . . . . . . . . .- 23 -
     A.   Overall Structure of the Plan. . . . . . . . . . . . . . . . . .- 23 -
     B.   Classification and Treatment
          of Claims and Interests      . . . . . . . . . . . . . . . . . .- 23 -
     C.   Unclassified Claims. . . . . . . . . . . . . . . . . . . . . . .- 24 -
          1.   Administrative Expense Claims . . . . . . . . . . . . . . .- 24 -
          2.   Priority Tax Claims . . . . . . . . . . . . . . . . . . . .- 24 -
     D.   Classes of Claims and Interests. . . . . . . . . . . . . . . . .- 24 -
     E.   Identification of Impaired and Unimpaired Classes. . . . . . . .- 24 -
     F.   Automatic Deletion of Unoccupied
          Classes for Voting Purposes      . . . . . . . . . . . . . . . .- 25 -
     G.   Treatment of Claims and Interests. . . . . . . . . . . . . . . .- 25 -
          1.   Unclassified Claims Against the Debtors . . . . . . . . . .- 25 -
               a.   Administrative Expense Claims. . . . . . . . . . . . .- 25 -
               b.   Distribution . . . . . . . . . . . . . . . . . . . . .- 26 -
               c.   Priority Tax Claims. . . . . . . . . . . . . . . . . .- 26 -
          2.  Classified Claims and Interests
              Against the Debtors            . . . . . . . . . . . . . . .- 26 -
               a.   Classes 1A and 1B:  Other Priority Claims. . . . . . .- 26 -
               b.   Classes 2A and 2B:  The REIT Claims. . . . . . . . . .- 27 -
               c.   Classes 3A and 3B:  Other Secured Claims.. . . . . . .- 28 -
               d.   Classes 4A and 4B:  Unsecured Claims . . . . . . . . .- 29 -
               e.   Classes 5A and 5B:  Equity . . . . . . . . . . . . . .- 30 -
          3.   Means for Implementation of the Plan. . . . . . . . . . . .- 31 -
               a.   DIP Financing. . . . . . . . . . . . . . . . . . . . .- 31 -
               b.   Intercompany and Guarantee Claims, Etc.. . . . . . . .- 31 -
               c.   Management of (i) The REIT Collateral and (ii) The
                    Reorganized Debtors. . . . . . . . . . . . . . . . . .- 31 -
               d.   Establishment and Funding of Distribution Account. . .- 31 -
                    (1)  Disposition of Any Remaining Funds in
                         Distribution Account. . . . . . . . . . . . . . .- 32 -
                    (2)  Funding and Payment of Post-Effective Date
                         Expenses. . . . . . . . . . . . . . . . . . . . .- 32 -
               e.   Plan Supplement. . . . . . . . . . . . . . . . . . . .- 32 -
     H.   Other Plan Provisions. . . . . . . . . . . . . . . . . . . . . .- 33 -
          1.   Provisions Regarding Distributions Under the Plan and
               Treatment of Disputed, Contingent, and Unliquidated
               Administrative Expense Claims, Etc. . . . . . . . . . . . .- 33 -
               a.   Distributions Under the Plan . . . . . . . . . . . . .- 33 -
                    (1)   General Provisions . . . . . . . . . . . . . . .- 33 -
               b.   Resolution of Disputed Claims. . . . . . . . . . . . .- 33 -
               c.   Distributions Relating to Disputed Claims. . . . . . .- 34 -
               d.   Setoffs. . . . . . . . . . . . . . . . . . . . . . . .- 34 -
          2.   Treatment of Tenant Leases, Other
               Unexpired Leases and Executory Contracts
               Pursuant to Article VI of the Plan. . . . . . . . . . . . .- 34 -


                                      (ii)

                    (1)  Tenant Leases and Other Unexpired Leases
                         to be Assumed and Assigned;  Leases Between
                         RCP and Associates. . . . . . . . . . . . . . . .- 34 -
                    (2)  Cure of Defaults. . . . . . . . . . . . . . . . .- 35 -
                    (3)  Executory Contracts to be Rejected. . . . . . . .- 36 -
                    (4)  Approval of Assumption, Rejection or Assignment
                         of Leases and Contracts . . . . . . . . . . . . .- 36 -
                    (5) Bar Date for Filing Proofs of Claim Relating to Rejection of Executory Contracts, and Other
                         Unexpired Leases. . . . . . . . . . . . . . . . .- 37 -
               a.   Affiliate Leases . . . . . . . . . . . . . . . . . . .- 37 -
               b.   Schedules. . . . . . . . . . . . . . . . . . . . . . .- 37 -
               c.   Indemnification Obligations. . . . . . . . . . . . . .- 37 -
               d.   Compensation and Benefit Programs. . . . . . . . . . .- 37 -
               e.   Retiree Benefits . . . . . . . . . . . . . . . . . . .- 38 -
          3.   Conditions Precedent to Confirmation
               or Consummation of the Plan;  Waiver. . . . . . . . . . . .- 38 -
               a.   Conditions Precedent to Confirmation . . . . . . . . .- 38 -
               b.   Conditions to Effective Date . . . . . . . . . . . . .- 39 -
               c.   Waiver of Conditions to Confirmation and
                    Consummation of the Plan . . . . . . . . . . . . . . .- 39 -
          4.   Modification or Amendment of the Plan and Exhibits. . . . .- 40 -
          5.   Retention of Jurisdiction . . . . . . . . . . . . . . . . .- 40 -
          6.   Miscellaneous Provisions of the Plan. . . . . . . . . . . .- 40 -
               a.   Exemption from Transfer Taxes. . . . . . . . . . . . .- 40 -
               b.   Exculpation. . . . . . . . . . . . . . . . . . . . . .- 40 -
               c.   Release and Discharge of Claims and Equity Interests
                    and Permanent Injunction Upon the Effective Date . . .- 41 -
               d.   Binding Effect and Enforceability of Obligations . . .- 43 -
               e.   Severability . . . . . . . . . . . . . . . . . . . . .- 43 -
               f.   Revocation or Withdrawal . . . . . . . . . . . . . . .- 44 -
               g.   Extinguishment of Avoidance Claims . . . . . . . . . .- 44 -
               h.   Conflicts. . . . . . . . . . . . . . . . . . . . . . .- 44 -
               i.   Creditors' Committee . . . . . . . . . . . . . . . . .- 44 -
               j.   Post-Confirmation Service List -- Persons Entitled
                    to Notice. . . . . . . . . . . . . . . . . . . . . . .- 44 -
               k.   Notices. . . . . . . . . . . . . . . . . . . . . . . .- 45 -

V.  Voting Requirements, Acceptance and Confirmation of the Plan   . . . .- 46 -
     A.   Parties-in-Interest Entitled to Vote . . . . . . . . . . . . . .- 47 -
     B.   Classes Impaired Under the Plan. . . . . . . . . . . . . . . . .- 47 -
     C.   Best Interest of Creditors and Interest Holders. . . . . . . . .- 48 -
     D.   Feasibility of the Plan. . . . . . . . . . . . . . . . . . . . .- 48 -



                                      (iii)

VI.  Alternatives to Confirmation and Consummation of the Plan . . . . . .- 50 -
     A.   Alternative Plans of Reorganization. . . . . . . . . . . . . . .- 50 -
     B.   Liquidation Under Chapter 7. . . . . . . . . . . . . . . . . . .- 50 -

VII.  Tax Consequences . . . . . . . . . . . . . . . . . . . . . . . . . .- 51 -

VIII.  Conclusion. . . . . . . . . . . . . . . . . . . . . . . . . . . . .- 52 -


                                      (iv)

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK
----------------------------------------X
                                        :
In re                                   :  Chapter 11 Case
                                        :
ROCKEFELLER CENTER PROPERTIES and       :  Nos. 95 B 42089 (PBA)
RCP ASSOCIATES,                         :       95 B 42088 (PBA)
                                        :
                            Debtors.    :  (Jointly Administered)
                                        :
Address:  1230 Avenue of the Americas   :
          New York, New York  10020     :
                                        :
Tax I.D. Nos.:  13-3121978              :
                13-3255943              :
                                        :
----------------------------------------X



                            SECOND AMENDED DISCLOSURE
                  STATEMENT PURSUANT TO 11 U.S.C. SECTION 1125



                               I.  INTRODUCTION(1)

          Rockefeller Center Properties ("RCP"), a New York general partnership(2) and RCP Associates ("Associates"), a New York limited partnership(3), are the debtors and debtors-in-possession (jointly, the "Debtors") in the above-captioned Chapter 11 reorganization cases (the "Chapter 11 Cases") which are pending in the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court") under Chapter 11 ("Chapter 11") of the United States Bankruptcy Code, 11 U.S.C. Sections 101 ET SEQ. (as amended, the "Bankruptcy Code"). This Disclosure Statement pursuant to
Section 1125 of the Bankruptcy Code is issued for use in the solicitation of ballots to accept the Second Amended Joint Plan of Reorganization, dated January 22, 1996 (as the same may be further amended, the "Plan"), co-pro-


--------------------------------------------------------------------------------
     (1) Unless otherwise defined in this Disclosure Statement, all capitalized terms used herein shall have the meanings given to them in the Plan.

     (2) RCP's general partners are Associates, Rockefeller Group, Inc. ("RGI") and Radio City Music Hall Productions, Inc. ("RCMHP").


     (3) Associates' general partners are RGI and RCMHP, and its limited partners are also RGI and RCMHP.

posed by the Debtors and RGI as the Plan Proponents; a copy of the Plan is annexed as Exhibit "1".

     A.   PRELIMINARY STATEMENT

          In pursuit of their goal of achieving a consensual plan, RGI and the Debtors engaged in a series of discussions with Rockefeller Center Properties, Inc. (the "REIT") and other interested third parties to identify the appropriate operator and future owner for the Landmarked Properties (defined below in Section II.A.), which form an important part of the Rockefeller Center complex. All of the proposals made to RGI by third-party investors expected a greater cash contribution from RGI than RGI determined to be worthwhile based upon its view of the economics of the 12 Landmarked Properties, plans for RGI's future, and the timetables that were involved in each of the proposals. Accordingly, on September 12, 1995, the Debtors announced their agreement with the REIT that a smooth transition of ownership to the REIT or the REIT Designee would be the best way to maximize values to all of the Debtors' creditors while minimizing the impact of such transition on the tenants and operations of the Landmarked Properties and the remainder of Rockefeller Center.

          The Plan provides for: (i) the transfer of ownership of the Landmarked Properties which form a portion of Rockefeller Center to, or as designated by, the REIT which presently holds a $1.3 billion mortgage against the Landmarked Properties; (ii) the payment, in cash, of all administrative expenses related to the Chapter 11 cases; and (iii) full payment, including interest, of virtually all creditors' Claims which are or become Allowed Claims. The Plan further provides that all unexpired Tenant Leases will be assumed by the Debtors at confirmation and assigned to the REIT, or the REIT Designee at the time the Landmarked Properties are transferred to the REIT or its designee, with any amounts owing under these leases for reimbursement of tenant improvements, real estate tax refunds and other obligations (defined as Cure Payments in the Plan) to be paid on or before the Effective Date of the Plan or as soon thereafter as is practicable. The Debtors have filed or shortly will file an application with the Bankruptcy Court to approve (i) the assumption of Tenant Leases and (ii) their assignment to the REIT or the REIT Designee, such assignment to be conditioned only upon the occurrence of the Transfer Event ("Assumption and Assignment Motion").

          The Plan addresses the continued operation of the Landmarked Properties as an office, entertainment and retail complex. The Proponents and the REIT intend to achieve a smooth transition of ownership of the Landmarked Properties in a way that minimizes the impact upon Rockefeller Center, the Debtors' operations and the public. On November 7, 1995, the REIT reached agreement, subject to approval by the REIT shareholders, with an investor group which will form an entity with which the REIT will merge and which will operate the Landmarked Properties after the ownership of those properties is transferred by the Debtors.

          On the Effective Date, ownership of the REIT Collateral, the Debtors' other assets and administrative liabilities created by operation of the Landmarked Properties in the ordinary course, will be transferred to the REIT or the REIT Designee. The transfer is to be made in consideration for (i)
$20 million to be paid by the REIT or the REIT Designee; (ii) the release and satisfaction of the REIT's Claims against the Debtors (other than with respect to a Mortgage Lien against the REIT Collateral), (iii) the use of certain REIT Collateral to pay Ordinary Course Administrative Operating Expense Claims; and
(iv) the assumption of certain obligations by the REIT or REIT Designee, including obligations for the future performance of Tenant Leases.

          Allowed Priority and General Unsecured Claims, other than certain Affiliate Claims, are to receive 100% of the Allowed Amount of their Claims, plus interest, in cash, from either a Distribution Account to be created and funded with the $20 million to be paid by the REIT and Cash to be received from RGI, or a Cash Account funded with cash flow from the Landmarked Properties and the proceeds of the existing debtor-in-possession loan. Absent the voluntary funding of the Distribution Account by RGI and the REIT, general unsecured creditors would not receive any meaningful distribution on their Claims from the liquidation of the Debtors' Unencumbered Assets and would instead be left to pursue their remedies under applicable non-bankruptcy law against the Debtors' general partners, a procedure that would be costly and time-consuming for all creditors.

     B.   NOTICE TO HOLDERS OF CLAIMS

          This Disclosure Statement is being transmitted to the holders of Claims against the Debtors, tenants occupying space in the Landmarked Properties and the holders of other executory contracts that may be affected by the Plan. Tenants will also receive the Assumption and Assignment Motion which provides for the assumption of Tenant Leases by RCP and the subsequent assignment of all assumed leases to the REIT or its designee at the time of transfer of the Landmarked Properties. The purpose of this Disclosure Statement is to provide holders of Claims and other interested parties with adequate information to enable them to make a reasonably informed decision before (i) either voting to accept or reject the Plan or (ii) filing a response or objection to the Plan.

          On February [____], 1996, after notice and a hearing, the Bankruptcy Court approved this Disclosure Statement as containing adequate information to permit the holders of impaired

Claims to make a reasonably informed decision in exercising their right to vote upon the Plan. THE BANKRUPTCY COURT'S APPROVAL OF THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE EITHER A GUARANTY OF THE ACCURACY OR COMPLETENESS OF THE INFORMATION CONTAINED HEREIN OR AN ENDORSEMENT OF THE PLAN BY THE BANKRUPTCY COURT.

          YOU ARE ENCOURAGED TO READ THIS DISCLOSURE STATEMENT AND ITS EXHIBITS CAREFULLY AND IN THEIR ENTIRETY BEFORE DECIDING TO VOTE EITHER TO ACCEPT OR REJECT THE PLAN.

          THIS DISCLOSURE STATEMENT IS THE ONLY DOCUMENT AUTHORIZED BY THE BANKRUPTCY COURT TO BE USED IN CONNECTION WITH THE SOLICITATION OF VOTES ACCEPTING OR REJECTING THE PLAN. No solicitation of votes may be made except pursuant to this Disclosure Statement, and no person has been authorized to use or disclose any information concerning the Debtors other than the information contained herein. Other than as explicitly set forth in this Disclosure Statement, creditors should not rely upon any information relating to the Debtors, their estates, the value of their properties, the nature of their liabilities or their Claims.

          All financial information contained in this Disclosure Statement has been provided by, or on behalf of, the Debtors. THE FINANCIAL INFORMATION CONTAINED HEREIN HAS NOT BEEN THE SUBJECT OF A CERTIFIED AUDIT. This Disclosure Statement is accurate to the best of the Proponents' knowledge, information and belief; the Proponents, however, are unable to warrant or represent that all the information contained herein is without inaccuracies.

          This Disclosure Statement contains information supplementary to the Plan and is not intended as a substitute for the Plan itself. THE DISCLOSURE STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE SPECIFIC AND DETAILED INFORMATION SET FORTH IN THE PLAN. ALL TENANT LEASES ARE GOING TO BE ASSUMED AND ASSIGNED. TENANTS ARE ALSO URGED TO READ THE ASSUMPTION AND ASSIGNMENT MOTION REGARDING ASSUMPTION AND ASSIGNMENT OF TENANT LEASES THAT WILL BE PROVIDED TO TENANTS UNDER SEPARATE COVER. Any perceived or actual inconsistencies between the information contained in this Disclosure Statement and the terms of the Plan are to be resolved by reference to the actual terms of the Plan.

          Only creditors whose Allowed Claims are deemed "impaired" are entitled to vote on the Plan. Tenants whose leases will be assumed are going to receive Cure Payments in agreed amounts on or before the Effective Date, and therefore they do not hold impaired Claims for amounts due under their existing

Tenant Leases.(4) The Debtors believe that the only creditors that are "impaired" or may be deemed "impaired" under the Plan are the REIT, the holder of the Class 2A and 2B Claims and the holders of Unsecured Claims, the Class 4A and 4B Claims. Generally, two-thirds in dollar amount of the Allowed Claims and a majority of the number of Allowed Claims in EACH impaired Class of Claims that are actually voted are required for acceptance of the Plan. The Plan may be confirmed, under certain circumstances, despite dissent by one or more impaired classes. SEE SECTION V OF THIS DISCLOSURE STATEMENT ENTITLED "VOTING REQUIREMENTS, ACCEPTANCE AND CONFIRMATION OF THE PLAN -- G. CONFIRMATION WITHOUT ACCEPTANCE OF ALL IMPAIRED CLASSES."


     C.   DISCLOSURE STATEMENT ENCLOSURES

          Accompanying this Disclosure Statement are copies of:

          1. The Order of the Bankruptcy Court approving, among other things, this Disclosure Statement;

          2. The notice of the time for filing acceptances or rejections of the Plan, as well as the date, time and place of the Hearing to consider confirmation of the Plan and related matters, and the time for filing any objections to confirmation of the Plan; and

          3. Schedules containing information regarding leases and contracts that will be assumed and assigned to the REIT or the REIT Designee upon the Effective Date.


     D.   VOTING PROCEDURES, BALLOTS AND VOTING DEADLINES

          If you are a holder of an Impaired Allowed Claim, (I.E. the REIT or a holder of a Class 4A or 4B Unsecured Claim) a Ballot has been included with the Disclosure Statement. After carefully reviewing this Disclosure Statement, please indicate your acceptance or rejection of the Plan by voting in favor of or against the Plan on the enclosed Ballot. Please complete and sign your original Ballot (copies will not be accepted) as described below.


--------------------------------------------------------------------------------
     (4) Section 1124 of the Bankruptcy Code provides, in part, that a class of claims or interests is "impaired" under a plan unless for each claim or interest of such class, the plan "leaves unaltered the legal, equitable, and contractual rights to which such claim or interest entitles the holder of such claim or interest."

          FOR YOUR BALLOT TO BE COUNTED, THE ORIGINAL BALLOT MUST BE COMPLETED AS SET FORTH ABOVE AND RECEIVED EITHER BY HAND, BY MAIL, OR BY OVERNIGHT DELIVERY SERVICE AT THE FOLLOWING ADDRESSES NOT LATER THAN 5:00 P.M., EASTERN STANDARD TIME, ON ____________, 1996:

     If by mail:

                    DONLIN, RECANO & CO., INC.
                    Re:  Rockefeller Center Properties, ET AL.
                    P.O. Box 2034
                    Murray Hill Station
                    New York, New York 10156

     If by hand or overnight delivery service:

                    DONLIN, RECANO & CO., INC.
                    Re:  Rockefeller Center Properties, ET AL.
                    419 Park Avenue South, Suite 1206
                    New York, New York 10016

          If you have any questions regarding the procedure for voting your Claim, please contact:

                    TOGUT, SEGAL & SEGAL
                    Bankruptcy Attorneys for the Debtors
                    One Penn Plaza - Suite 3335
                    New York, New York  10119

                    Attn:  Albert Togut, Esq.
                           Frank A. Oswald, Esq.

ANY BALLOT THAT IS EXECUTED BUT DOES NOT SPECIFY ACCEPTANCE OR REJECTION OF THE PLAN WILL BE DEEMED TO BE AN ACCEPTANCE OF THE PLAN.


     E.   HEARING ON AND OBJECTIONS TO CONFIRMATION

          1.   CONFIRMATION HEARING

          The hearing on confirmation of the Plan has been scheduled for March ___, 1996 at _______, or as soon thereafter as counsel may be heard ("Confirmation Hearing"), before the Hon. Prudence Beatty Abram, Bankruptcy Judge, in Room 617, United States Bankruptcy Court, One Bowling Green, New York, New York 10004-1408.

          2.   DATE SET FOR FILING OBJECTIONS TO CONFIRMATION

          The date and time by which all objections to confirmation of the Plan must be filed with the Bankruptcy Court and received by the parties listed in the Notice of the Confirmation Hearing has been set at 5:00 p.m., Eastern Standard Time, on March ___, 1996. The failure of any person or entity to file and serve timely objections shall preclude such person or entity from objecting to confirmation of the Plan.

     F.  RECOMMENDATION

          THE PROPONENTS AND THE OFFICIAL COMMITTEE OF UNSECURED CREDITORS (THE "COMMITTEE") BELIEVE THAT CONFIRMATION OF THE PLAN IS DESIRABLE AND URGE CREDITORS ENTITLED TO VOTE TO ACCEPT THE PLAN. The Plan provides for a fair distribution to all Classes of Creditors and for most creditors, payment, in cash, in an amount equal to the full amount of their Allowed Claims (plus Post-Commencement Date interest). Any alternative to confirmation of the Plan, such as forced liquidation or attempts by a party in interest, other than the Proponents, to file a plan, would result in significant delays, litigation, and cost.


                           II.  HISTORY OF THE DEBTORS

     A.   GENERAL BACKGROUND

          RCP and Associates are owners of certain commercial properties that form part of the complex known as Rockefeller Center. The Center, constructed in the 1930's, was the first real estate project in the world to encompass offices, retail space, entertainment and restaurants in one integrated development. The 12 original buildings in Rockefeller Center ("Landmarked Properties") received landmark status by the New York City Landmarks Preservation Commission in 1985. The Center was designated a national landmark in 1988.

          The Debtors' ownership of Rockefeller Center includes, in addition to 12 buildings and connecting concourses, a parking garage, public spaces, an ice skating rink and a 6,000 seat theater and entertainment complex (better known as Radio City Music Hall); this integrated combination offers offices, retail space and public amenities in the heart of Manhattan between Fifth Avenue and the Avenue of the Americas, and between 48th and 51st Streets(5).

--------------------------------------------------------------------------------
     (5) In particular, the Debtors own the following structures and most of the land beneath them: (i) 1270 Avenue of the Americas including Radio City Music Hall; (ii) 50 Rockefeller Plaza (also known as the Associated Press Building); (iii) 630 Fifth Avenue (also known as the International Building);
(iv) 620 Fifth Avenue (also known as the British Empire Building); (v) 610 Fifth Avenue (also known as the La Maison Francaise Building), (vi) One Rockefeller Plaza; (vii) Ten

     B.   HISTORICAL BACKGROUND

          Prior to, and at the beginning of, 1985, the Rockefeller Family Trusts (the "Rockefeller Trusts") owned 100% of RGI. At that time, and indeed from the time the Landmarked Properties were originally constructed in the 1930s, title to the real estate underlying the majority of the Landmarked Properties was owned by the Trustees of Columbia University ("Columbia"); that real estate was leased to RCP's predecessor-in-interest, which operated the Landmarked Properties pursuant to a ground lease agreement dated October 1, 1928, as amended, between Columbia, as lessor, and RGI, as lessee (the "Columbia Lease"). RCP's partners at the time were RGI and RCMHP.

          In February 1985, Associates was formed to purchase the fee estate from Columbia, and Associates thereby became the landlord under the Columbia Lease. The general partners of Associates are RGI and RCMHP, each with a 49% general partnership interest, and a 1% limited partnership interest, respectively.

          In September 1985, RGI and RCMHP, the existing partners of RCP (which, until then, owned the tenants' interests in the Columbia Lease) contributed 99% of their partnership interests in RCP to Associates. As a result, Associates obtained a 99% general partnership interest, and RGI and RCMHP each retained a 1/2% general partnership interest in RCP. RCP, as reconstituted, continued to own the tenant's interest in the Columbia Lease as well as the right to operate the buildings that form the Landmarked Properties. Thus, the Rockefeller Trusts were, at that time, the ultimate beneficial owners of the Landmarked Properties.


--------------------------------------------------------------------------------
Rockefeller Plaza; (viii) 1230 Avenue of the Americas (also known as the Simon & Schuster Building); and (ix) 600 Fifth Avenue (also known as the Manufac-turers Hanover Building; a portion of the land under this building is leased from The Minister, Elders and Deacons of the Reformed Protestant Dutch Church of the City of New York.) The Debtors also own fee title to certain condominium units comprising a portion of the following structures: (i) 30 Rockefeller Plaza (also known as the GE Building); (ii) 1250 Avenue of the Americas (also known as the GE West Building); and (iii) NBC Studio Building. The remaining condominium units in those 3 structures are owned by the New York City Industrial Development Agency ("NYCIDA"), which leases such remaining condominium units to RCP. Associates also retains a reversionary interest in NYCIDA's units. RCP also owns the fee and building located at 1256 Avenue of the Americas, New York, New York. Radio City Music Hall is leased by RCP, as landlord, to RCMHP, as tenant, pursuant to a Lease dated July 1, 1982.

          The REIT was created in 1985 and it raised $1.3 billion (gross of costs, fees and expenses) was raised by selling common stock and convertible debentures. The REIT loaned the net proceeds thereof to RCP and Associates on defined secured terms. The loan proceeds were used to pay, among other things, underwriting commissions and selling expenses, capital and other improvements to the Landmarked Properties, and the existing debt incurred from the purchase of the Columbia Lease; the remaining balance of the loan proceeds went to the Rockefeller Trusts and other related shareholders, which continued to own 100% of RGI and thus, the Landmarked Properties.

          Four years later, in 1989, Mitsubishi Estate Company, Limited ("MEC") entered into a stock purchase agreement with the Rockefeller Trusts and other existing shareholders to purchase what ultimately became eighty (80%) percent of RGI's outstanding stock.(6) MEC paid approximately $1.4 billion to the Rockefeller Trusts for the RGI stock. After the RGI stock sale, the Rockefeller Trusts and related interests continued to own twenty (20%) percent of RGI. RGI is the managing general partner of each of the Debtors.

     C.   OPERATION OF THE LANDMARKED PROPERTIES

          Associates is the fee owner of most of the land underlying the Landmarked Properties at Rockefeller Center, and leases the land and the buildings and other improvements to RCP pursuant to two ground leases: the Columbia Lease, which expires on September 30, 2015; and the RGI Lease(7), which expires on December 31, 2000 (jointly, the "Ground Leases"). The annual rent
--------------------------------------------------------------------------------
     (6) In addition to the land and 12 Landmarked Properties owned by the Debtors, MEC's purchase of RGI included the following assets, among others, that are not included within the Chapter 11 cases: cash, a 100% interest in the Time Life building, an 80% interest in Cushman & Wakefield, a 55% interest in the McGraw-Hill building, Radio City Music Hall Productions Inc., Rockefeller Group Telecommunications, Inc., Rockefeller Center Management Corporation, Rock Plaza West, and a majority interest in an industrial park in Morris County, New Jersey.

     (7) The RGI Lease means that certain lease dated as of June 16, 1949, and the leasehold estate created thereby, made by Rockefeller Center, Inc. (as predecessor in interest to Associates with respect to such lease), as lessor, to Massachusetts Mutual Life Insurance Company (as predecessor in interest to RCP with respect to such lease), as lessee, as amended by agreements dated September 27, 1949, May 15, 1963 and October 15, 1979, pursuant to which lease is demised the land underlying a portion of the Manufacturers Hanover Trust Building at 12 West 49th Street.

payable under the Ground Leases by RCP to Associates is $13,130,000. RCP is primarily responsible for operating the Landmarked Properties, and employs approximately 630 hourly, and 150 salaried, employees. There are more than 530 commercial tenants leasing space in the Landmarked Properties. The Debtors' tenants include prominent entities in advertising, electronics, entertainment, finance, manufacturing, publishing, law, and transportation. The Debtors' principal income is derived from the rents received under lease agreements with their tenants.

          Prior to and since the Commencement Date, all tenant services have been performed by Rockefeller Center Management Corporation ("RCMC"), a subsidiary of RGI, pursuant to a management contract between RCMC and RCP. RCMC was responsible for the maintenance of all building operating and environmental systems, engineering, energy conservation, security, parking garage, cleaning, maintenance of an extensive public art program, security, fire safety, renting, finance and public relations, and events such as the annual lighting of the Christmas Tree. After the Commencement Date, RCMC continued as managing agent, consistent with the Debtors' prior ordinary business operations. In addition, certain special administration functions required by the Debtors are provided by and/or through RGI and its employees (I.E., certain in-house legal and accounting services, insurance, etc.).

     D.   THE REIT AND THE REIT LOAN

          The REIT is a public company which was incorporated on July 17, 1985(8) that elected to be treated, for Federal income tax purposes, as a real estate investment trust under the Internal Revenue Code of 1986, as amended. On September 19, 1985, the REIT issued 37.5 million shares of publicly traded common stock (the "Common Stock") in an initial public offering underwritten by Goldman Sachs & Co. Simultaneously with the offering of the Common Stock, the REIT issued Current Coupon Convertible Debentures due 2000 and Zero Coupon Convertible Debentures due 2000 (collectively, the "Convertible Debentures") underwritten by Goldman Sachs International Corp. and Shearson Lehman Brothers, Inc.

          The net proceeds of the initial Common Stock offering and the offerings of Convertible Debentures were used by the REIT to make the previously mentioned convertible, participating loan


--------------------------------------------------------------------------------
     (8) The REIT is an unrelated third party. RGI and certain of its non-debtor affiliates own approximately 150,000 shares of the publicly traded common stock of the REIT.

to RCP and Associates in the face amount of $1.3 billion (the "REIT Loan").

          The REIT Loan was made pursuant to a loan agreement dated September 19, 1985 (as amended, the "Loan Agreement"). The REIT Loan is evidenced by two notes (jointly, as amended, the "Note"), that mature on December 31, 2007 and which provide for both base interest ("Base Interest") and additional interest through December 31, 2000, and for floating interest rates thereafter.(9) Base Interest is payable quarterly at stated annual interest rates ranging from 7.215% (for 1985 and 1986) to 8.43% (for the year 2000).

          Since the inception of the obligation, the REIT Loan has been secured by an assignment of rents and leasehold mortgages in the aggregate amount of approximately $44.8 million which were assigned to the REIT, consolidated, spread and recorded as a first mortgage lien against the buildings and land that constitute the Landmarked Properties. Until September 6, 1994, the REIT Loan also was secured by an unrecorded mortgage on the Landmarked Properties in the amount of approximately $1.255 billion. On September 6, 1994, the REIT recorded this mortgage at a recording tax cost of approximately $34.5 million, paid by RGI on behalf of the Debtors.

          In accordance with the provisions of the Loan Agreement, RGI, on behalf of the Debtors, maintained, for the benefit of the REIT, certain letters of credit (the "Letters of Credit"). As of the Commencement Date, the Debtors had fulfilled all of their obligations under the Loan Agreement and otherwise, including, without exception, the timely payment of interest. After the Commencement Date, on or about May 30, 1995, the REIT drew upon the Letters of Credit thereby receiving $50 million, which was an amount sufficient to fully satisfy the Debtors' payment obligations under the REIT Loan at the end of May and August 1995, and to partially satisfy approximately $20 million due at the end of November 1995.


--------------------------------------------------------------------------------
     (9) In accordance with the terms of the REIT Loan, at the REIT's option (the "Equity Option"), the REIT Loan is convertible on December 31, 2000 (the "Equity Conversion Date"), or, if an event of default under the Loan Agreement has occurred and is continuing, any earlier date specified by the REIT, into a 71.5% general partnership interest in a partnership, which will be created upon conversion, and which will then own the Landmarked Properties. If the Equity Option is not exercised, the REIT Loan will bear interest at a rate equal to the three month London Interbank Offered Rate plus a spread of 1/4% or in certain circumstances up to 1%. After the Equity Conversion Date, if the Equity Option has not been exercised, the REIT Loan can be prepaid without premium or penalty.

     E.   THE DEBTORS' CASH SHORTFALLS

          In 1985, it was projected that rents from the Landmarked Properties would be insufficient to pay all operating expenses, taxes, capital expenditures and debt service until some time in 1994, and that the aggregate deficit would be approximately $251 million. It was also projected that by 1994, the Landmarked Properties would become and remain profitable from that time forward. Instead, rents increased only modestly; actual losses through the Commencement Date exceeded $625 million of which $53 million was sustained since January 1, 1995.

          Having failed to reach agreement with the REIT to restructure the Debtors' obligations to the REIT, RGI concluded that placing the Debtors under the protections afforded by Chapter 11 was appropriate, and the commencement of these cases was authorized. The Chapter 11 petitions were filed on May 11, 1995 and referred to Bankruptcy Judge Prudence Beatty Abram.


                  III.  HISTORY OF THE DEBTORS' CHAPTER 11 CASE

          After the Commencement Date, and in accordance with Sections 1107(a) and 1108 of the Bankruptcy Code, the Debtors continued to operate their businesses and manage their properties as debtors-in-possession. No trustee or examiner has been appointed, nor has any motion for a trustee or examiner been made. On May 22, 1995, the Committee was appointed by the United States Trustee; the Committee was reconstituted on September 1, 1995, and, as of the date hereof, consists of the following members:


    CREDITOR NAME                  REPRESENTATIVE
    -------------                  --------------

    E-J Electric Installation Co.  J. Robert Mann, Jr., Esq.
    46-41 Vernon Boulevard
    Long Island City, NY  11101

    Brumbaugh, Graves,             James J. Maune, Esq.
    Donohugh & Raymond
    30 Rockefeller Plaza
    New York, NY  10112

    Chadbourne & Parke             Kenneth Coleman, Esq.
    30 Rockefeller Plaza
    New York, NY  10112

    Lehr Construction Corp.        Morton Reiner, President
    902 Broadway
    New York, NY  10010

The Committee retained Schulte Roth & Zabel as its attorneys and Deloitte & Touche as its accountants.


     A.   SIGNIFICANT EVENTS DURING THE CHAPTER 11 CASE

          1.   USE OF CASH COLLATERAL

          The rents of the Landmarked Properties are part of the collateral package for the REIT's loan; the rents, therefore, constitute "cash collateral" within the meaning of Section 363 of the Bankruptcy Code. The Debtors required the rent proceeds to fund operations in the ordinary course of business during the Chapter 11 cases, and so it was necessary for the Debtors to obtain Bankruptcy Court authorization to use the rents received for working capital. Concurrently with the commencement of the Chapter 11 cases, the Debtors filed a motion with the Bankruptcy Court to use rent collections immediately. The Debtors' request was considered at a May 12 hearing. During the hearing, the Debtors and the REIT reached an agreement, and entered into a Stipulation that was "So Ordered" by the Bankruptcy Court, that permitted the Debtors' use of cash collateral for approximately 30 days, to June 9, 1995.

          The Debtors thereafter filed a motion for an order authorizing the use of cash collateral rents through December 31, 1996. An agreement was reached and a consent order was entered by the Bankruptcy Court on June 9, 1995, authorizing the Debtors to use the rent proceeds through year-end 1995. Recently, a new agreement was reached with the REIT (and Chemical Bank), memorialized in a Consent Order issued December 6, 1995, for the Debtors' continued use of cash collateral for the period January 1, 1996 through the earlier of (i) substantial consummation of the Plan or (ii) April 30, 1996. Should it become necessary, the Debtors will seek an extension of their right to use cash collateral to protect the Landmarked Properties.

          The Debtors also obtained debtor-in-possession financing ("DIP Facility") of up to $80 million from Chemical Bank ("Chemical") approved by the Bankruptcy Court on October 30, 1995.

          2.   REIT'S FIRST ATTEMPT TO TERMINATE DEBTORS'
               EXCLUSIVE PERIOD TO FILE A REORGANIZATION PLAN

          Section 1121 of the Bankruptcy Code grants a debtor an exclusive period of 120 days from the Commencement Date (the "Filing Period") within which to file a proposed plan of reorganization, unless such exclusive period is reduced or extended by Court order. On May 30, 1995, 19 days after the Commencement Date, the REIT filed a motion to terminate the Debtors' exclusive Filing Period.

          The Debtors opposed the REIT's motion, as did the Committee and RGI. Following an evidentiary hearing on June 9, 1995, the Bankruptcy Court denied the motion and continued the Debtors' 120-day exclusive Filing Period.

          3.   TAX SETTLEMENT

          On or about June 28, 1995, the Debtors obtained Bankruptcy Court approval of a tax certiorari settlement with The City of New York, which resulted in a reduction of real property tax assessments against the Landmarked Properties covering the tax years 1989/90 through 1995/96 of nearly $38 million, with a net benefit to the Debtors, before attorneys' fees and tenant refunds, of approximately $31 million. This settlement resulted in the reduction and full satisfaction of the July 1995 tax bill (approximately $18 million, reduced from approximately $21 million) and the right to cash refunds (at the Debtors' election) in September 1995(10) and September 1996 of approximately $4.9 million in each year or a credit of $9.8 million in January of 1996.

          A portion of these tax savings is subject to the interests of (i) the NYCIDA (approximately $6 million) and (ii) certain former and current tenants of the Debtors and others who paid for tax increases (usually in the form of rent escalations under existing leases (approximately $14.1 million before credits/offsets available to the Debtors plus approximately $2.1 million owed to RGI and RCMHP)).

          Prior to executing the settlement agreement with The City, the Debtors obtained the consent of the REIT and the Committee, and thereafter obtained Bankruptcy Court approval, to enter into and consummate the settlement. The Debtors' special tax counsel's contingency fee was fixed at 7.5% of the NET tax savings realized by the Debtors, or approximately $2.5 million (including advances of $90,000), plus disbursements. The Debtors, with the consent of the REIT, elected to take the tax credit option.

          4.   DIP FINANCING

          Prior to the tax settlement with The City, the Debtors projected that there would be a substantial working capital need for a DIP Facility to supplement rental income. Negotiations with lenders, which began prior to the Commencement Date, culminated in a term sheet and credit agreement with Chemical, subject to Bankruptcy Court approval, pursuant to which Chemical agreed


--------------------------------------------------------------------------------
     (10) The Debtors' time to elect was extended from time to time pursuant to an agreement with The City and the consent of the REIT.

to provide the Debtors up to $80 million (in the form of loans and letters of credit), as needed, secured by a priming lien and entitled to super-priority claim status pursuant to Section 364 of the Bankruptcy Code. The proceeds of the DIP Facility were to be used primarily for tenant improvements, landlord construction and real estate taxes due in 1996.

          The Debtors moved in the Bankruptcy Court to approve the DIP Facility. The hearing to consider the DIP Facility motion was originally scheduled to be held on June 29, 1995. However, as a result of the tax certiorari settlement, the Debtors' revised budget, dated as of June 28, 1995 ("June 28 Budget"), showed that there were sufficient cash resources, without the DIP Facility, to meet post-petition obligations, including tenant improvements, broker commissions and capital expenditures, through at least October 1995. Given these developments, the DIP Facility motion was further adjourned. The Debtors refined their cash projections and forecasts in a revised budget dated September 27, 1995, and because their loan commitment from Chemical was due to expire on November 1, 1995, the hearing to approve the DIP Facility commenced on October 17. All responses and/or objections to the DIP Facility made by the REIT and others were satisfactorily addressed by the Debtors and Chemical (resulting in various modifications to the relevant loan documents) prior to the conclusion of the DIP Facility hearing held on October 30 when the Bankruptcy Court signed an Order approving the same. The DIP Facility will continue through the earlier of substantial consummation of the Plan or December 31, 1996.

          5.   PRE-PETITION PERSONAL INJURY ACTIONS (TORT
               CLAIMS/INSURANCE COVERAGE ANALYSIS)

          As of the Commencement Date, more than 100 pre-petition Tort Claim actions (I.E., claims relating to or arising from, personal injury, wrongful death or other similar claims) were pending naming one or both of the Debtors as defendant. A list of these actions was included in each of the Debtors' Schedules. A description of the Tort Claims for which proofs of claim have been filed against either or both of the Debtors is provided below.

          Prior to the Commencement Date, the Debtors' general liability (and worker's compensation) insurance was provided under policies, obtained by RGI on behalf of itself and its affiliates, underwritten by (i) Travelers Insurance for the period January 1, 1972 through March 1, 1988; (ii) Liberty Mutual for the period March 1, 1988 through March 1, 1995; and (iii) AETNA for the period March 1, 1995 to March 1, 1996. Each of these policies provided general liability coverage of up to $1 million. Under these policies, the insureds (RGI and the additional named insureds) are responsible for a deductible of up to $500,000 per claim (depending upon which policy year is applicable) plus certain administrative expenses of the carrier. For claims exceeding
$1 million, umbrella coverage is available to the insureds under various other policies ranging in amounts of up to $200 million depending upon the policy year. The Debtors have never had to pay a Tort Claim out of the umbrella coverage.

          Approximately 200 proofs of claim filed in the Chapter 11 cases allegedly arise from Tort Claims alleged to have been suffered by claimants for which RCP and/or Associates are allegedly liable. The proofs of Tort Claims aggregate approximately $64 billion of the approximately $68 billion in total claims filed in the Chapter 11 cases.

          The Debtors had listed in each of their Schedules all known alleged Tort Claims against them as disputed, unliquidated, and/or contingent, and the analysis of the proofs of Tort Claims actually filed reveal that most of them had been asserted despite the fact that such claims were the responsibility of non-debtor parties (i.e. tenants who have indemnified the Debtors, etc.). As for example, 61 Tort Claims, in an aggregate amount of $61.9 billion (collectively, the "Asbestos Claims"), were filed by the same law firm on behalf of 30 claimants who are plaintiffs in a pre-petition asbestos action against the Debtors and others (plus one other individual who is not a named plaintiff). Each claim is for $1.014 billion. NBC, the largest tenant in the Landmarked Properties, through its insurer, is defending the Debtors against these claims pursuant to the applicable provisions of the NBC lease, and it is fully expected by the Debtors that any judgment rendered in favor of the asbestos claimants will be completely satisfied by the NBC insurance. Recently, the Debtors and the holders of the Asbestos Claims, by their respective counsel, entered into a Stipulation which provides that all of the Asbestos Claims will be waived in the bankruptcy cases; the automatic stay will be modified for the state court action to proceed as against the Debtors provided any recovery is limited to NBC's insurance.

          Prior to the Commencement Date, the Debtors were successful in either defeating Tort Claim actions or substantially reducing the amounts sought by plaintiffs. Based upon the experience of the Debtors in settling or litigating Tort Claims, the Debtors believe that the Allowed Amount of the Tort Claims will be a tiny fraction of the amount originally claimed. The pending actions have been stayed by the Chapter 11 filings.

          There are many other similar situations where the proof of Tort Claim asserted against the Debtors is a claim for which a third party, and not the Debtors, are, or will ultimately be, the party responsible for such Claim.

          A large block of Tort Claims, aggregating approximately $975 million, has been asserted against Associates and there is a significant body of applicable non-bankruptcy case law which has held that Associates, as an out-of-possession landlord with no duty to repair or maintain the Landmarked Properties, has no liability for such claims, as a matter of law. It also appears that approximately $40 million of Tort Claims are time-barred by the applicable statute of limitations. As to the balance of the proofs of Tort Claims asserted against RCP, totalling approximately $916 million, those claims are all disputed by the Debtors on various grounds, including that they are for grossly excessive amounts.

          An inordinate amount of time would be required to estimate these Tort Claims. The Debtors filed a motion with the Bankruptcy Court dated November 17, 1995 objecting to Tort Claims ("Tort Claims Motion") and seeking, among other things, to expunge certain Tort Claims and that the Court determine that each holder of a Tort Claim not be entitled to vote for or against the Plan; this relief is justified because the Tort Claims, to the extent they become Allowed Claims, will be paid in full under the applicable insurance policies and the Plan.

          The Tort Claims Motion also provided a full description of the Debtors' pre-petition insurance coverage (I.E., name of insurance carrier, policy limits, deductibles, etc.) and the cash or collateral (i.e., letters of credit) reserves established and maintained by the insurance carriers for the Tort Claims. Reserves are currently being held by the insurance carriers in the aggregate amount of approximately $8,170,000 and based upon the Debtors' experience over the years in handling similar claims, it is expected that such reserves will be sufficient to fully satisfy all of the Tort Claims, if any, that become Allowed Claims. Pursuant to the Plan, the ultimate amount of each of the Tort Claims, to the extent not previously settled, expunged or waived, will be liquidated in the appropriate administrative or judicial tribunal(s) or through settlement negotiations. In the unlikely event such reserves are insufficient, such Claims will be paid in accordance with the Plan as Class 4A or 4B Claims.

          The Debtors' insurance coverage is enormous. The reserves established for such claims have always been more than adequate to satisfy claims similar to the Tort Claims which are ultimately quantified either by settlement or judgment. Thus, the Debtors submit that the proposed treatment for the holders of Tort Claims under the Plan in no way prejudices their rights to receive full payment on the ultimate allowed amount of their respective Tort Claims.

          The hearing to consider the Tort Claims Motion was adjourned and is currently scheduled for February 1, 1996. None of the holders of Tort Claims who responded (formally or infor-mally) to the Tort Claims Motion had an objection to such claims being temporarily disallowed for voting purposes, with one exception, and that objection was consensually resolved.

          6.   CLAIMS AGAINST THE DEBTORS --
               RECOURSE VS. NON-RECOURSE;  BAR DATE

               a.   GENERAL

          As set forth in the Schedules filed by each of the Debtors, in addition to the Claim of the REIT, there are additional pre-Commencement Date Claims against, and known to, the Debtors which are addressed by the Plan. These include Secured Claims, unsecured priority Claims, and unsecured non-priority Claims. Certain of these Claims are disputed (in whole or in part), contingent (as to the Debtors liability) and/or unliquidated, and, therefore, undetermined in amount.

          Because the Debtors are partnerships, it is generally relevant whether a Claim is a recourse or a non-recourse Claim because if a recourse Claim is not satisfied by the debtor partnership, the claimant may seek payment of its Claim against the debtor from the general partners in the debtor partnership under applicable non-bankruptcy law. Non-recourse Claims may not be asserted against the general partners. Generally, unless a creditor has agreed, contractually or otherwise, to forego its rights against the non-debtor general partners in the partnership (i.e., waive its recourse rights), the creditor may look to such general partners to satisfy its Claim if the partnership cannot or does not satisfy such Claim.

               b.   ASSOCIATES

                    (1) SECURED CLAIMS OR PURPORTED SECURED CLAIMS

          In addition to that portion of the REIT's Claim which is secured, as agreed to by the parties or as otherwise determined in accordance with Section 506(a) of the Bankruptcy Code, as of the date hereof, there are approximately forty-two (42) entities known to the Debtors having asserted purported pre-petition secured claims in the aggregate amount of approximately $830,850 plus unliquidated amounts. The vast majority of these Claims are for mechanics liens which have been recorded against the Landmarked Properties. Approximately $140,000 represents mechanics liens recorded prior to the recordation of the REIT's mortgage on September 6, 1994. Accordingly, they are treated under the Plan as secured Claims. There are also three (3) additional mechanic liens recorded against both Debtors in the aggregate amount of $193,892. All of these purported Claims are disputed and contingent because they may be the responsibility of an individual tenant or tenants and the Debtors' are investigating the validity and enforceability of such Claims.

                    (2)   PRIORITY CLAIMS

          As stated in its Schedules, there are no known valid Priority Tax Claims or other Priority Claims against Associates.

                    (3)   NON-PRIORITY, UNSECURED CLAIMS

          With the exception of disputed, contingent and unliquidated Tort Claims arising from pre-petition personal injury actions or other litigation, and the Claim of Rockefeller Group Capital Corp., an affiliate of RGI, for loans and advances in the sum of approximately $84 million, there are no known valid non-priority, general Unsecured Claims against Associates.

               c.   RCP

          Most of the Claims asserted in these Chapter 11 cases (other than Claims of the REIT) are against RCP.

                    (1)   SECURED CLAIMS

          In addition to the REIT's Secured Claim for which RCP is jointly and severally liable with Associates, the Schedules, based upon the results of a title abstract search conducted on or about July 24, 1995, identify approximately [$116,000] of other Secured Claims against RCP consisting of several recorded mechanics and/or judgment liens, as well as other purported liens in undetermined amounts, all of which were filed after September 6, 1994. Since that time, RCP is aware that additional mechanics' liens have been recorded against it in the aggregate amount of approximately $599,400. RCP currently disputes all such liens which are being investigated. In addition, payments made on account of these Claims, if any, may be recoverable from tenants, to the extent these Claims relate to tenant improvements for which the tenants are responsible. The New York City Water Board has asserted a Secured Claim of approximately $640,000 for unpaid pre-Commencement Date water and sewer charges.

                    (2)   PRIORITY CLAIMS

          The known valid Priority Tax Claims asserted against RCP aggregate approximately $285,000 and consist primarily of sales taxes owed to New York State. However, approximately $30 million of additional Priority Tax Claims have been filed, which are disputed by RCP in their entirety. As of the date hereof, these Claims have been reduced by approximately $20 million as evidenced by amended Claims filed by The City of New York Department of Finance.

          Following the payments made in furtherance of the order authorizing the Debtors to pay pre-petition wages, there are no known valid remaining Priority Claims owed to, or on account of, employees' wages or benefits.

                    (3)   UNSECURED, NON-PRIORITY CLAIMS

          It is estimated by the Debtors that the aggregate amount of Unsecured Claims against RCP, excluding claims of RGI and its affiliates for loans and advances is approximately $68.9 million and includes, but is not limited to
(i) commissions owed to (x) unaffiliated third-party real estate brokers in the approximate amount of $4.8 million, and (y) brokerage commissions owed to RCMC and Cushman & Wakefield, both RGI affiliates, in the respective approximate amounts of $11.3 million and $84,000; (ii) current and former tenants for their share of the refunds arising from the settlement of the tax certiorari proceedings, estimated at approximately $16.2 million, including refunds due to RGI and RCMHP (of which $____ million constitute Cure Payments); (iii) vendors and other entities that provided goods and/or services to RCP in the estimated amount of $11.2 million; (iv) renewal fees claimed for the concourses and freight network which interconnect the Buildings comprising the Landmarked Properties of approximately $3.1 million; (v) management fees owed to RCMC in the approximate amount of $533,000; (vi) utility fees owed to Rockefeller Group Telecommunications Services in the approximate amount of $38,000; and (vii) claims of RGI and certain of its affiliates for sums other than loans or advances in the amount of approximately $4,438,000. Not included above is the Claim of Associates for unpaid ground rent in the approximate amount of $7,039,000 or, except as noted above, Claims of current tenants under existing leases in the aggregate estimated amount of approximately [$_____ MILLION] which are treated as Cure Payments under the Plan.

               d.   RECOURSE VS. NON-RECOURSE

          The aggregate amount of pre-petition non-recourse Claims is estimated at approximately $13.8 million (of which approximately $13.5 million relates to tenant improvement claims and $300,000 relates to brokerage commission claims) and includes those creditors which are parties to agreements containing provisions waiving recourse. Pursuant to the Plan, holders of both general unsecured Recourse Claims and Non-Recourse Claims will be treated equally (i.e., payment of 100% of their Allowed Claims, plus interest from the Commencement
Date).

               e.   CLAIMS BAR DATE

          The Bankruptcy Court entered an Order on August 8, 1995 ("Bar Date Order") which fixed September 13, 1995 as the last day ("Bar Date") for the filing of proofs of Claims for Claims which arose prior to the Commencement Date; the Court also approved the notice of the Bar Date ("Bar Date Notice") which was sent to all known creditors.

          Donlin, Recano was authorized by the Court to act as the official claims agent in these cases. Donlin, Recano mailed a copy of the Bar Date Notice to each known creditor listed in the Debtors' Schedules together with a proof of claim form. The Bar Date Notice was also published in national editions of THE NEW YORK TIMES and THE WALL STREET JOURNAL.

          Following the expiration of the Bar Date, the Debtors began to reconcile Claims with the information contained in their books and records and have begun to object to certain of those claims which are excessive or improper. The Debtors have filed motions seeking to expunge, reduce and/or reduce and reclassify Claims. Any creditor having a disputed, unliquidated or contingent Claim was required by the Bar Date Order to file a proof of Claim; any such creditor who failed to do so by the Bar Date is not entitled to receive a distribution under the Plan.

          7.   EXECUTORY CONTRACTS, TENANT LEASES
               AND OTHER UNEXPIRED LEASES

          The Debtors are parties to hundreds of pre-Commencement Date executory contracts, Tenant Leases and other unexpired leases which were identified in Schedule G of each of the Debtors' Schedules. Pursuant to the Assumption and Assignment Motion, the Debtors will assume and assign all Tenant Leases to the REIT or the REIT Designee under the Plan.

          In accordance with Section 365 of the Bankruptcy Code, if an executory contract, Tenant Lease or an unexpired lease is to be assumed, all pre-Commencement Date defaults under such contracts or leases must be cured. The Debtors' estimate that the aggregate amount of Cure Payments owed to tenants, including unpaid tenant improvements claims and real estate tax refunds due to current tenants under current unexpired Tenant Leases, (which will be treated as Administrative Expense Claims under the Plan) is approximately [$____ MILLION], less any sums recouped by tenants or offsets available to the Debtors. The treatment afforded to Tenant Leases, other unexpired leases and executory contracts is set forth in Article VI of the Plan and, for Tenant Leases only, in the Assumption and Assignment Motion. Because the Claims of tenants under the Tenant Leases to be assumed and assigned will be treated as Administrative Expense Claims under the Plan, holders of such Claims are not entitled to vote on the Plan.

          8.   EFFORTS TO FORMULATE PLAN AND REIT'S
               SECOND MOTION TO TERMINATE EXCLUSIVITY

          Despite the Debtors' repeated assurances after the Commencement Date that they would propose a confirmable plan of reorganization before the end of the Debtors' exclusive period to formulate a plan or reach a consensual agreement with the REIT, for a second time before the end of the 180-day exclusivity period provided for in Section 1121 of the Bankruptcy Code, the REIT sought to terminate the Debtors' exclusive right to propose a reorganization plan and to solicit acceptances to that plan. The Committee joined in the motion to the limited extent of requesting that the Court terminate exclusivity to permit each of the Debtors, the REIT, and Committee to file a plan.

          The Debtors opposed the REIT's motion because of the harm that granting such relief would have caused to the plan process in light of the intense interest in the Landmarked Properties expressed by third parties, and the desire of the Debtors and RGI to reach a consensual plan with the REIT which would hopefully effect confirmation of the Plan prior to year-end, 1995. Before expiration of the exclusivity period on September 12, 1995, RGI advised the REIT and the Court of its determination not to retain any interest in the Landmarked Properties. Since that time, RGI and the Debtors have sought agreement with the REIT for an orderly transfer of the Landmarked Properties.

          RGI and the REIT have been working toward an agreement which will result in confirmation of a plan premised upon an orderly transfer of the Landmarked Properties. Because full agreement could not be reached prior to the November 7 expiration of exclusivity (which had been extended from September 12 pursuant to Orders of the Bankruptcy Court entered on consent of the REIT and the Committee), and after consultation with the REIT, the Proponents filed a reorganization plan on November 7, 1995 providing for transfer of the Landmarked Properties to the REIT or the REIT Designee. The Debtors filed a motion to extend exclusivity to solicit acceptances to the Plan which extension was granted through January 9, 1996, pursuant to an Order entered on consent of the REIT and the Committee dated December 6, 1995, and the Committee and the REIT have consented to a further extension through February 9. On December 12, 1995 and January 22, 1996, the Proponents filed their first and second amended Plan, respectively, which incorporated additional points of agreement reached with relevant parties. The second amended Plan is subject to further change or amendment based upon the outcome of current discussions regarding transition and other issues, which changes will not affect the treatment of impaired Classes under the Plan.

                     IV.  SUMMARY OF THE REORGANIZATION PLAN

           The Proponents, the REIT [and the Committee] believe that the Plan provides for maximum recoveries and the most equitable treatment for all Creditors consistent with the mandates of the Bankruptcy Code and other applicable law.

     A.   OVERALL STRUCTURE OF THE PLAN

          THIS SECTION PROVIDES A SUMMARY OF THE STRUCTURE, CLASSIFICATION, TREATMENT AND IMPLEMENTATION OF THE PLAN. THIS DISCLOSURE STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PLAN ANNEXED TO THIS DISCLOSURE STATEMENT AS EXHIBIT "1" AND ALL EXHIBITS ANNEXED THERETO.

          The classification of, and distributions to holders in respect of, Claims and Interests are described below. The Plan provides for the transfer of ownership and operations of the Landmarked Properties to the REIT or the REIT Designee. All Tenant Leases are to be assumed and assigned to the REIT or the REIT Designee, and any defaults under the Tenant Leases (and other unexpired leases and/or executory contracts) to be assumed and assigned will be cured on the Effective Date or as soon thereafter as is practicable. Generally, under the Plan, ALL holders of administrative, priority and unsecured claims which are or become Allowed Claims will be paid, in cash, the full amount of their Allowed Claim. Unsecured Allowed Claims will also receive interest which has accrued since the Commencement Date at the New York legal rate (I.E., nine (9%) percent) or as otherwise provided by agreement of the parties. The Plan further provides that, at the Proponents option, any Allowed Claim may be paid at any time after the Confirmation Date.

     B.   CLASSIFICATION AND TREATMENT
          OF CLAIMS AND INTERESTS

          In all cases, the treatment of any Claims and Interests (as described below) may be modified as ordered by the Bankruptcy Court or agreed upon in writing between the holder of the Claim or Interest and the Proponents, subject, where necessary, to the approval of the Bankruptcy Court, after notice and a hearing. The treatment of any Claim pursuant to the Plan shall be in full settlement, release and discharge of, and in exchange for, such Claim or Interest. The Confirmation Order shall be a judicial determination of the discharge of all liabilities of the Debtors. Except as otherwise provided in the Plan, upon confirmation of the Plan, the Debtors shall be deemed discharged and released, pursuant to Section 1141(d)(1) of the Bankruptcy Code, from any and all Claims.

     C.   UNCLASSIFIED CLAIMS

          1.   ADMINISTRATIVE EXPENSE CLAIMS.  Administrative
Expense Claims and Ordinary Course Administrative Operating Expense Claims consist of those Claims (including Claims of Tenants under current Tenant Leases) defined in Article I, Sections 1.1 and 1.38, respectively, of the Plan.

          2. PRIORITY TAX CLAIMS. Priority Tax Claims consist of Claims entitled to priority pursuant to Section 507(a)(8) of the Bankruptcy Code.

     D.   CLASSES OF CLAIMS AND INTERESTS

          CLASS 1A:  All other Priority Claims against RCP.

          CLASS 1B:  All other Priority Claims against
                     Associates.

          CLASS 2A:  The REIT Claim against RCP.

          CLASS 2B:  The REIT Claim against Associates.

          CLASS 3A:  Other Secured Claims against RCP.

          CLASS 3B:  Other Secured Claims against Associates.

          CLASS 4A:  Unsecured Claims against RCP.

          CLASS 4B:  Unsecured Claims against Associates.

          CLASS 5A:  RCP Equity Interests.

          CLASS 5B:  Associates Equity Interests.


     E.   IDENTIFICATION OF IMPAIRED AND UNIMPAIRED CLASSES

          Unimpaired Classes of Claims (not entitled to vote on the Plan):

          Classes 1A and 1B             Priority Claims

          Classes 3A and 3B             Other Secured Claims

          Classes 5A and 5B             Equity Interests

          Impaired Classes of Claims and Interests (entitled to vote on the Plan):

          Classes 2A and 2B             The REIT Claims
          Classes 4A and 4B             Unsecured Claims


     F.   AUTOMATIC DELETION OF UNOCCUPIED
          CLASSES FOR VOTING PURPOSES

          As of the Confirmation Hearing, any Class of Claims or Interests which does not contain an Allowed Claim or an Allowed Interest (or a Claim or Interest which is temporarily Allowed under Bankruptcy Rule 3018(a) for purposes of voting on the Plan) will be deemed automatically deleted from the Plan for purposes of voting on confirmation of the Plan.


     G.   TREATMENT OF CLAIMS AND INTERESTS

          1.   UNCLASSIFIED CLAIMS AGAINST THE DEBTORS

               a.   ADMINISTRATIVE EXPENSE CLAIMS

          Administrative Expenses may include post-petition Claims (i) for goods and services provided to the Debtors, (ii) for taxes by governmental authorities, (iii) for Cure Payments under executory contracts, Tenant Leases and other unexpired leases to be assumed and assigned to the REIT or REIT Designee, (iv) for management fees and leasing commissions relating to operation and leasing of the Landmarked Properties, and (vi) of employees terminated after the Commencement Date, if any, who are entitled to severance pay in accordance with the Debtors' employee benefit plans, as well as (x) fees payable to the United States Trustee under 28 U.S.C. Section 1930 and (y) unpaid fees and expenses for professionals retained by the Debtors or the Committee pursuant to
Section 327 of the Bankruptcy Code as approved by the Bankruptcy Court.

          Except to the extent agreed upon in writing with the Debtors, or otherwise ordered by the Bankruptcy Court, the holder of an Allowed Administrative Expense Claim (other than holders of an Allowed Ordinary Course Administration Claim) shall receive, on or before the Effective Date or the date, after the Effective Date, on which the Administrative Expense Claim became Allowed or such other time as authorized by Order of the Court, in full settlement, release and discharge of such Allowed Administrative Expense Claim, cash equal to the amount of such Allowed Administrative Expense Claim;
PROVIDED, HOWEVER, that after the Effective Date Allowed Ordinary Course Administrative Operating Expense Claims shall be paid by the REIT or REIT Designee in the ordinary course of business according to ordinary business terms or the terms and conditions of any agreements relating thereto.

               b.  DISTRIBUTION

          Holders of Allowed Administrative Expense Claims (other than Ordinary Course Administrative Operating Expense Claims) shall be paid the amount of their Allowed Claims from the Distribution Account. To the extent any Allowed Ordinary Course Administrative Operating Expense Claim has not been paid as of or prior to the Effective Date from the Cash Account, then the obligation to satisfy such Claims shall be assumed and satisfied by the REIT or the REIT Designee in accordance with the Plan and the applicable terms and conditions of each agreement relating to such Claim or as otherwise agreed in writing by the relevant parties.

          The total amount of Allowed Administrative Expense Claims and Allowed Ordinary Course Administrative Operating Expense Claims is undetermined as of the date of filing of this Disclosure Statement but will be quantified (estimated) and reported to the Court at or before the Confirmation Hearing.


               c.   PRIORITY TAX CLAIMS

          Priority Tax Claims consist of Claims entitled to priority pursuant to
Section 507(a)(8) of the Bankruptcy Code.

          Except to the extent that the holder of an Allowed Priority Tax Claim agrees to a different treatment or as otherwise ordered by the Bankruptcy Court, the holder of an Allowed Priority Tax Claim shall be paid cash in an amount equal to the amount of such Allowed Priority Tax Claim on or before the Effective Date or the date, after the Effective Date, on which such Priority Tax Claim becomes an Allowed Priority Tax Claim, or as soon thereafter as is practicable.

          The Debtors estimate the principal amount of valid Priority Tax Claims to be approximately $285,000.

          2.  CLASSIFIED CLAIMS AND INTERESTS
              AGAINST THE DEBTORS

               a. CLASSES 1A AND 1B: OTHER PRIORITY CLAIMS. Classes 1A and 1B Other Priority Claims consist of all Claims entitled to priority pursuant to
Section 507(a) of the Bankruptcy Code, other than Administrative Expense Claims and Priority Tax Claims. Ordinarily, such Claims would include, among other things, certain unsecured Claims for wages, salaries, or commissions, including vacation, severance and sick leave pay earned within ninety (90) days before the Commencement Date and subject to a maximum of $4,000 per individual, and certain unsecured Claims for contributions to any employee benefit plans.

          To the extent that Claim 1A and 1B Other Priority Claims are asserted against the Debtors and are Allowed by a Final Order or otherwise, each holder of an Allowed Claim in Class 1A and/or Class 1B shall be paid cash in an amount equal to the amount of such Allowed Claim on or before (a) the Effective Date or
(b) the date after the Effective Date on which such Claim becomes an Allowed Claim, or (c) as soon thereafter as is practicable.

          Classes 1A and 1B Other Priority Claims are not impaired by the Plan; therefore, under Section 1126(f) of the Bankruptcy Code, the Debtors are not required, and do not intend, to solicit acceptances of the Plan from such Classes.

          As of the date hereof, there are no known valid Class 1A and Class 1B Other Priority Claims. Other Priority Claims have been filed against the Debtors by several employees and one of the unions representing RCP's employees in the aggregate amount of approximately $218,000. The Debtors have filed a motion seeking to expunge these claims on the grounds that all amounts due and owing these creditors have been previously paid.

               b. CLASSES 2A AND 2B: THE REIT CLAIMS. On the Effective Date the REIT or, at the written instruction of the REIT, the REIT Designee shall receive title to (i) the REIT Collateral subject only to those Claims, liens or encumbrances listed on Schedule 4.2(b)(i) to the Plan, as the same may be affected by the REIT Election and (ii) all Unencumbered Assets, in full satisfaction, settlement, release and discharge of the Allowed REIT Claim as against the Debtors' Estates. At the REIT's election, title to such of the REIT Collateral as may be designated by the REIT shall remain and revest in Associates subject to the REIT Mortgage. Such distributions shall be made in accordance with the terms of Schedule 4.2(b)(ii) of the Plan.

          Upon the completion of all of the transfers set forth in Section 4.2(b) of the Plan, subject only to the provisions of Section 11.11 of the Plan, the REIT, as the holder of a Class 2A Claim or a Class 2B Claim pursuant to the Plan, shall relinquish any and all claims against the Debtors, including a Class 4A Claim or a Class 4B Claim, or rights to any other distribution from the Debtors, but the REIT shall not relinquish any claims or rights against the REIT Collateral under or pursuant to the REIT Notes or the REIT Mortgage, each of which shall remain in full force and effect against the REIT Collateral, subject only to the REIT Election.

          The Plan alters the legal, equitable and contractual rights of the Allowed REIT Claims, and Classes 2A and 2B are impaired under the Plan.

               c. CLASSES 3A AND 3B: OTHER SECURED CLAIMS. Except for Tenant Mechanics' Liens that would otherwise be included in Class 3A or Class 3B, as to each holder of an other Allowed Secured Claim, the Proponents may, at their option and as to subparagraphs (i), (ii), or (iii) with the agreement of the REIT and the REIT Designee, on or before the Effective Date (i) leave unaltered the legal, equitable and contractual rights of the holder of an Allowed Claim in Classes 3A and 3B, or (ii) notwithstanding any contractual provision or applicable law that entitles the holder of an Allowed Claim in Classes 3A and 3B to demand or receive accelerated payment from the Debtors after the occurrence of a default, the Reorganized Debtors may cure any such default, other than a default of a kind specified in Section 365(b)(2) of the Bankruptcy Code, reinstate the maturity of such a Claim as such maturity exists before such default, compensate the holder of such Claim for any damages incurred as a result of any reasonable reliance by such holder on such contractual provision or such applicable law, and otherwise leave unaltered the legal, equitable and contractual right to which such Claim entitles the holder, all pursuant to
Section 1124 of the Bankruptcy Code, or (iii) the Debtors or Reorganized Debtors may deliver to the holder of an Allowed Claim in Classes 3A and/or 3B the property securing such Claim, in which event, the value of such holder's interest in such property shall be determined (A) by agreement of the Debtors or Reorganized Debtors and the holder of such Allowed Claim in Classes 3A and/or 3B or (B) if they do not agree, by the Bankruptcy Court, or (iv) the Debtors or Reorganized Debtors may pay, or cause to be paid, to the holder of an Allowed Claim in Classes 3A and/or 3B, the amount of such Allowed Claim in Cash from the Distribution Account in one or more payments. If the Proponents, with the agreement of the REIT and the REIT Designee, elect the treatment afforded in clauses (i), (ii), or (iii) of Section 4.3(b) of the Plan, such election shall constitute a determination to assign the collateral for such claim to the REIT or the REIT Designee, and the REIT or such REIT Designee shall assume and pay all Allowed Ordinary Course Administrative Operating Expense Claims relating thereto that are unpaid as of the Effective Date and perform thereafter all of the Debtors' obligations on account of such Class 3A and/or 3B Claim. If the Proponents and the REIT and the REIT's Designee do not agree upon any of the foregoing alternatives (i), (ii), or (iii) and the Debtors or Reorganized Debtors do not choose to implement alternative (iv), then the following shall govern such Allowed Class 3A and/or 3B Claims: (x) to the extent such Claim is not an Allowed Ordinary Course Administrative Operating Expense Claim, such Claim shall be paid by the Debtors out of the Distribution Account on or prior to the Effective Date or as soon thereafter as is practicable; (y) to the extent such Claim is an Allowed

Ordinary Course Administrative Operating Expense Claim, such Claim shall be paid by the Debtors out of the Cash Account on or prior to the Effective Date or it shall be assumed and paid by the REIT or the REIT Designee after the Effective Date.

          Classes 3A and 3B, other Secured Claims, are not impaired by the Plan; therefore, under Section 1126(f) of the Bankruptcy Code, the Debtors are not required, and do not intend, to solicit acceptances of the Plan from such Classes.

               d.   CLASSES 4A AND 4B:  UNSECURED CLAIMS.

                    (1) The Reorganized Debtors shall pay or cause to be paid to each holder of an Allowed Claim in Class 4A and 4B, Cash from the Distribution Account in an amount equal to one hundred (100%) percent of such holder's Allowed Class 4A Claim or Allowed Class 4B Claim, plus interest, on account of such Allowed Claim from the Commencement Date at the legal rate for the State of New York (I.E., nine (9%) percent) or at such other rate as provided for by agreement among the Debtors and the holder of such Allowed Class 4A or 4B Claim at any time after the Confirmation Date, but no later than (a) the Effective Date or such later date on which such Claim becomes an Allowed Claim, or (b) as soon thereafter as is practicable, or (c) such other date as may be approved by order of the Bankruptcy Court, or (d) the date agreed to by the Debtors and the holder of an Allowed Class 4A Claim or Allowed Class 4B Claim as the case may be. No amounts other than the Allowed Claim, plus interest, as specified in the Plan shall be paid on account of any Class 4A or 4B Claim.

                    (2) The known Class 4A and 4B Claims, as reflected in the Debtors' books and records, are estimated to total approximately $68.9 million, in addition to Allowed Tort Claims, which may become Allowed Claims, if any, in an undetermined amount, not covered by insurance.

                    (3) TORT CLAIMS. All Tort Claims are disputed claims (see full discussion of Tort Claims in Section III A.5 above). The holders of Tort Claims shall not be entitled to vote to accept or reject the Plan unless otherwise authorized by order of the Bankruptcy Court. Any Tort Claim evidenced by a proof of Claim which was timely filed in the Chapter 11 Cases, which is not determined and liquidated by agreement between the Debtors and such claimant or order of the Bankruptcy Court, shall be determined and liquidated in the administrative or judicial tribunal(s) in which it is pending on the Effective Date or, if no action is pending on the Effective Date, in any administrative or judicial tribunal of competent jurisdiction. Any Tort Claim determined and liquidated pursuant to a judgment obtained in accordance with Section 4.4(c) of the Plan and applicable non-bankruptcy law which is no longer appealable or subject to review shall be deemed an Allowed Claim in Class 4A or Class 4B in such liquidated amount and shall be satisfied in accordance with the Debtors' insurance policies, to the extent applicable, that cover such Tort Claims or if such policies are insufficient to cover such Tort Claims in full, then in accordance with Section 4.4(b) of the Plan. The satisfaction and discharge of each such Tort Claim also shall constitute a release and discharge of any cause of action or Claim against the Proponents, the REIT and the REIT Designee arising out of or related to the same occurrence as the Tort Claim. Nothing contained in Section 4.4(c) of the Plan shall constitute or be deemed a waiver of any defense, offset, counterclaim, claim, right, or cause of action that the Debtors may have against any person connected with or arising out of any Tort Claim. As stated, approximately $64 billion, plus unliquidated Tort Claims, have been filed with the Bankruptcy Court against the Debtors, of which approximately $61.9 billion have been waived pursuant to the Asbestos Claims stipulation. The Debtors will continue their best efforts to fix the Allowed Amount of Tort Claims.

                    (4) The RGI Claims are classified in Classes 4A and 4B of the Plan. The holders of the RGI Claims have agreed to waive, relinquish and release all of their rights to any distributions under the Plan in respect of their Class 4A and 4B Claims. The Claims listed on Schedule 1.59 to the Plan will receive distributions as holders of Allowed Claims in Class 4A or Class 4B. The holders of the RGI Claims have agreed to accept the Plan.

          The Debtors believe that holders of Allowed Unsecured Claims, in Classes 4A and 4B, may be deemed to be impaired under the Plan notwithstanding the proposed payment in full of such Allowed Claims plus post-Commencement Date interest. Therefore, the Debtors will solicit acceptances of the Plan from the holders of Allowed Claims in such classes.

               e. CLASSES 5A AND 5B: EQUITY. The holders of the Allowed Equity Interests shall not receive a cash distribution under the Plan, but shall retain their Equity Interests in the Reorganized Debtors. If the REIT Election is made, the ownership of Associates shall be reconstituted and the REIT or REIT Designee shall become the owner of a portion of the equity interests (as mutually agreed between the REIT or REIT Designee and RGI) in reorganized Associates on the Effective Date.

               If the REIT Election is made, RCP will transfer its interest in the Landmarked Properties to the REIT or REIT Designee. The REIT or REIT Designee will become the sole general partner of Associates. Associates will convey a portion of the land owned by Associates to the REIT or REIT Designee and retain a portion of such land. The ground leases of the land retained by Associates and the REIT or REIT Designee will then be modified in several respects. Unless the REIT Election is made, Classes 5A and 5B are not impaired by the Plan.

          3.   MEANS FOR IMPLEMENTATION OF THE PLAN

          The means for implementation of the Plan are set forth in Article VII of the Plan and are described below.

               a. DIP FINANCING. The DIP Financing shall be available as required to supplement the Cash Account for payment of Allowed Ordinary Course Administrative Expense Claims prior to the Effective Date and shall be repaid or refinanced by the REIT and REIT Designee on the Effective Date.

               b. INTERCOMPANY AND GUARANTEE CLAIMS, ETC. On the Effective Date, (i) all Intercompany Claims shall be extinguished and (ii) all guarantees of either Debtor of the obligations of the other Debtor, and joint or joint and several liabilities shall be eliminated, so that any Claim against either Debtor and any guarantee thereof executed by the other Debtor, and any joint or several liability of either Debtor, will be deemed to be one obligation of the Debtor that is the primary obligor thereof.

               c. MANAGEMENT OF (i) THE REIT COLLATERAL AND (ii) THE REORGANIZED DEBTORS. Until the Effective Date, RCMC shall continue to manage and operate the Landmarked Properties. After the Effective Date, the REIT or the REIT Designee shall manage and operate the Landmarked Properties. After the Effective Date, the management and control of the Reorganized Debtors shall remain the general responsibility of the general partners, as they may be reconstituted, in the Reorganized Debtors, subject to their obligations pursuant to the Plan.

               d. ESTABLISHMENT AND FUNDING OF DISTRIBUTION ACCOUNT. On or before the Effective Date, the Reorganized Debtors and RGI shall establish the Distribution Account. The Distribution Account shall be funded with (i)
$20 million to be contributed by, or on behalf of, the REIT not later than the Effective Date and (ii) such other Cash to be deposited by RGI which, together with the $20,000,000 to be contributed by or on behalf of the REIT, will be sufficient to pay all Allowed Claims (plus interest where applicable), excluding Allowed Ordinary Course Administrative Operating Expense Claims, which shall receive payment from the Cash Account or be assumed and paid by the REIT or the REIT Designee. From time to time, RGI shall make additional deposits into the Distribution Account in amounts sufficient to pay Disputed Claims that have become Allowed Claims entitled to payment from the Distribution Account plus the costs of administering the Distribution Account, including the compensation of the Distribution Agent and the Reorganized Debtors' professionals. The Distribution Account shall be administered by the Distribution Agent in accordance with the terms and conditions of the Distribution Agreement. The costs and expenses of establishing and administering the Distribution Account and the compensation of the Distribution Agent shall be borne solely by the Distribution Account. Any holder of an Allowed Claim that receives its distribution from the Distribution Account, the Cash Account or the REIT or REIT Designee forfeits, waives, relinquishes and releases any Claim or claim that it might otherwise have against the Debtors, RGI, shareholders of RGI, or any of their Affiliates, the REIT and REIT Designee and shall be permanently enjoined from commencing or continuing in any manner any action or proceeding of any kind against the Debtors, RGI, shareholders of RGI, or any of their Affiliates, the REIT and the REIT Designee with respect to such Claim or claim.

          Prior to the Effective Date, Allowed Ordinary Course Administrative Expense Claims shall be paid by the Debtors from the Cash Account (including proceeds, if any, of the DIP Financing). On the Effective Date, ownership and control of the Cash Account will be transferred to the REIT or REIT Designee. In no event shall Cash generated from the operation of the REIT Collateral, or proceeds of the DIP Facility, be deposited in the Distribution Account as opposed to the Cash Account, unless specifically agreed to by the REIT and the REIT Designee.

                    (1) DISPOSITION OF ANY REMAINING FUNDS IN DISTRIBUTION ACCOUNT. Any funds remaining in the Distribution Account, including any interest earned thereon, after all distributions have been made to the holders of Allowed Claims in the amount of their Allowed Claims, shall be remitted to RGI.

                    (2) FUNDING AND PAYMENT OF POST-EFFECTIVE DATE EXPENSES. Post-Effective Date expenses incurred by, or on behalf of, the Reorganized Debtors, including, but not limited to, the fees and expenses of the Reorganized Debtors' professionals shall be paid from the Distribution Account.

               e. PLAN SUPPLEMENT. Forms of the relevant documents relating to the Distribution Agreement, as well as all the Schedules to be attached to the Plan, shall be contained in the Plan Supplement and filed at least FIFTEEN
(15) days prior to the last day upon which creditors may vote to accept or reject the Plan. Once filed, the Plan Supplement may be inspected in the office of the Clerk of the Bankruptcy Court during normal court hours. Holders of Claims or Equity Interests may obtain a copy of the Plan Supplement upon written request to the Proponents in accordance with Section 11.6 of the Plan.

     H.   OTHER PLAN PROVISIONS

          1. PROVISIONS REGARDING DISTRIBUTIONS UNDER THE PLAN AND TREATMENT OF DISPUTED, CONTINGENT, AND UNLIQUIDATED ADMINISTRATIVE EXPENSE CLAIMS, ETC.

               a.   DISTRIBUTIONS UNDER THE PLAN.

                    (1) GENERAL PROVISIONS. The method, timing and other procedures regarding distributions under the Plan are set forth in Article V of the Plan. Generally, however, all distributions under the Plan shall be made by the Distribution Agent from the Distribution Account, or in the case of Allowed Ordinary Course Administrative Operating Expense Claims, the same shall be paid from the Cash Account or by the REIT or the REIT Designee. At the Proponents option, distributions on account of any Allowed Claim may be made at any time following the Confirmation Date. All distributions under the Plan shall be made to the holder of each Allowed Claim, subject to Section 5.2 of the Plan, as set forth in the Claims Register maintained by the Bankruptcy Court and the Claims Agent.

                    The Reorganized Debtors will not cause payment of Cash less than five ($5) dollars to be made to any holder of a Claim unless a request therefor is made in writing to the Reorganized Debtors and the Distribution Agent. If any Allowed Claim holder's distribution is returned as undeliverable or has otherwise not been claimed, including for failure to deposit a check, no further distributions will be made to that holder unless and until the Reorganized Debtors and the Distribution Agent are notified in writing of such holder's then current address. Such unclaimed distributions shall be deemed forfeited ninety (90) days after attempted distribution thereof, and such claimant will be forever barred from asserting any such Claim against the Reorganized Debtors, their general partners, and their Affiliates, the REIT, the REIT Designee, and the Distribution Agent or their respective property and any Cash or other distributions in respect of such Claim shall revert to RGI.

               b. RESOLUTION OF DISPUTED CLAIMS. As set forth in Section 5.2(a) of the Plan, unless otherwise ordered by the Bankruptcy Court, after the Confirmation Date, the Debtors and the Reorganized Debtors shall have the exclusive right to make and file objections to Claims, except that as to (i) applications for allowances of compensation and reimbursement of expenses under Sections 330 and 503 of the Bankruptcy Code, objections may be made in accordance with the applicable Bankruptcy Rules by parties-in-interest including the Debtors, the REIT and REIT Designee; and (ii) Ordinary Course Administrative Operating Expense Claims, the REIT and the REIT Designee shall have the exclusive right to make and file objections unless otherwise agreed to among the Reorganized Debtors, the REIT and the REIT

Designee. The Reorganized Debtors or the REIT or the REIT Designee, as the case may be, shall file and serve a copy of each objection upon the holder of the Claim to which an objection is made as soon as practicable, but in no event later than ninety (90) days after the Effective Date unless such time is extended by order of the Bankruptcy Court. A copy of each objection, as well as any other pleading or order related thereto, shall be served on each of RGI, the Reorganized Debtors, the REIT and the REIT Designee. The entity that files an objection shall be authorized, without further order of the Bankruptcy Court, to withdraw or settle its objections to, or otherwise compromise or settle any Claims to which they have the right to object pursuant to Section 5.2(a) of the Plan. The Reorganized Debtors, the REIT and the REIT Designee, as the case may be, shall provide each other with written notice of the terms of the withdrawal or settlement of any objection by them within fifteen (15) days of each withdrawal or settlement.

               c.   DISTRIBUTIONS RELATING TO DISPUTED CLAIMS.  As described in
Section 5.2(b) of the Plan, Cash shall be distributed by the Disbursing Agent to a holder of a Disputed Claim when and to the extent that such Disputed Claim becomes an Allowed Claim.

               d. SETOFFS. The Debtors or Reorganized Debtors may, but shall not be required to, set-off against any Claims (other than the Class 2A and Class 2B Claims) and the payments or distributions to be made pursuant to the Plan in respect of such Claims, any claims of any nature whatsoever any of the Debtors may have against the holders of such Claims, but neither the failure to do so nor the allowance of any Claims shall constitute a waiver or release by the Debtors of any such claims any of the Debtors may have against holders of such Claims, and all such claims shall be reserved to and retained by the Reorganized Debtors.

          2.   TREATMENT OF TENANT LEASES, OTHER
               UNEXPIRED LEASES AND EXECUTORY CONTRACTS
               PURSUANT TO ARTICLE VI OF THE PLAN

                    (1) TENANT LEASES AND OTHER UNEXPIRED LEASES TO BE ASSUMED AND ASSIGNED; LEASES BETWEEN RCP AND ASSOCIATES. All Tenant Leases shall be assumed and assigned pursuant to the Assumption and Assignment Motion or the Plan if such motion shall be withdrawn or denied. As a result, other unexpired leases that exist between either Debtor and any entity that is not an Affiliate of the Debtors shall be deemed assumed as of the Effective Date, except for any unexpired lease (i) that has been assumed or rejected pursuant to order of the Bankruptcy Court entered prior to the Effective Date, (ii) as to which a motion for approval of the assumption or rejection thereof has been filed and served prior to the Confirmation Date, or (iii) that is set forth on Schedule 6.1(a)(i) to the Plan and which is rejected. Notwithstanding the foregoing, all Tenant Leases and other unexpired leases between RCP and Associates or between either Debtors, as landlord, and any Affiliate or such Debtor, as tenant shall be assumed and assigned to the REIT or REIT Designee or rejected on the Effective Date, as set forth on Schedule 6.1(a)(ii) to the Plan. The rejection of any unexpired lease pursuant to section 6.1 of the Plan shall be effective as of the earlier of the date of entry of an order authorizing rejection and the date upon which the Reorganized Debtors notify the non-debtor party under such lease of the effectiveness of the rejection of such lease as a result of the confirmation of the Plan. A Schedule of all Tenant Leases to be assumed pursuant to the Assumption and Assignment Motion (or if it is withdrawn or denied for any reason whatsoever, the Plan) will be included in the Assumption and Assignment Motion and such Schedule is also annexed to the Plan for the information of all creditors on Schedule 6.1(a)(iii).

                    (2) CURE OF DEFAULTS. Cure Payments due pursuant to Tenant Leases as set forth in the Assumption and Assignment Motion and Cure Payments with respect to any other executory contract or unexpired lease assumed and assigned to the REIT or the REIT Designee pursuant to the Plan shall be paid
(i) to the extent Cure Payments are Allowed Ordinary Course Administrative Operating Expense Claims, by the Reorganized Debtors from the Cash Account prior to the Effective Date, by the REIT or the REIT Designee, on the Effective Date or as soon thereafter as is practicable, and (ii) as to all other Cure Payments, by the Debtors or Reorganized Debtors from the Distribution Account prior to the Effective Date or as soon thereafter as is practicable. In the event that any entity that would otherwise be entitled to a Cure Payment shall be a party to a Tenant Lease and there shall be a Tenant Mechanics' Lien against the REIT Collateral with respect to that entity, such Cure Payment may, in the judgment and discretion of the Proponents on the one hand, and the REIT or the REIT Designee on the other hand, be postponed until such Tenant Mechanics Lien shall have been removed of record by payment or bonding. In the event that (1) the Debtors or Reorganized Debtors or the REIT or REIT Designee disagree as to the amount of any Cure Payment, or (2) there is a dispute with the non-Debtor party to such executory contract, Tenant Lease or unexpired lease regarding (i) the amount of any Cure Payment, (ii) the ability of the REIT or the REIT Designee to provide adequate assurance of future performance within the meaning of Section 365 of the Bankruptcy Code, or (iii) any other matter pertaining to the assumption and assignment of any executory contract, Tenant Lease, or unexpired lease, then the Cure Payments shall be made following the entry of a final order resolving the dispute and approving the assumption and assignment. Acceptance of a Cure Payment shall constitute a discharge and release by the recipient of all Claims or claim, known or un-known, arising or accruing against any other party to such executory contract, Tenant Lease or other unexpired lease or other party's successors and assigns on or before the date of acceptance of such Cure Payment.

          It is estimated, based upon the Debtors' books and records, that the Allowed Cure Payments will include: (i) reimbursement of tenant improvements due to current tenants (estimated at approximately [$17.2 MILLION]), less any sums recouped or set off by tenants pursuant to their respective leases and/or applicable law since the Commencement Date; and (ii) tenant real estate tax refunds due to current tenants under current leases arising from the settlement of the Certiorari Proceedings (estimated at approximately [$____ MILLION]). These amounts are estimates only, and they may increase or decrease as the Debtors reconcile the amounts owing to tenants under the Tenant Leases with such tenants.

                    (3) EXECUTORY CONTRACTS TO BE REJECTED. All executory contracts (other than Tenant Leases and other unexpired leases) between the Debtors and any entity are to be rejected as of the Effective Date except for any executory contract (i) that has been assumed or rejected pursuant to an order of the Bankruptcy Court entered prior to the Effective Date, (ii) as to which a motion for approval of assumption thereof has been filed and served prior to the Confirmation Date, or (iii) that is set forth in Schedule 6.1(c) of the Plan. All executory contracts set forth in Schedule 6.1(c) of the Plan shall be deemed assumed as of the Effective Date and assigned to the REIT or the REIT Designee.

                    (4) APPROVAL OF ASSUMPTION, REJECTION OR ASSIGNMENT OF LEASES AND CONTRACTS. Subject to the occurrence of the Effective Date, entry of the Confirmation Order shall constitute (i) the approval, pursuant to Sections 365(a) and 1123 of the Bankruptcy Code, of the assumption or rejection of the unexpired leases and executory contracts assumed or rejected, as the case may be (and the assumption of the Tenant Leases in the event that the Assumption and Assignment Motion is withdrawn or denied) pursuant to Sections 6.1(a) and (c) of the Plan, (ii) the approval, pursuant to Sections 365(f) and 1123 of the Bankruptcy Code, of the assignment to the REIT or the REIT Designee of unexpired leases and executory contracts (and Tenant Leases if applicable) assumed pursuant to Sections 6.1(a) and (c) of the Plan and (iii) the approval, pursuant to Section 1123 of the Bankruptcy Code, of the assignment to the REIT or REIT Designee of Tenant Leases entered into after the Commencement Date. To the extent provided by the order approving the Assumption and Assignment Motion or
Section 365(k) of the Bankruptcy Code, the Reorganized Debtors, RGI, and Affiliates and shareholders of RGI shall have no other or further liability with respect to such

Tenant Leases, other unexpired leases and executory contracts upon their assignment to the REIT or the REIT Designee.

                    (5) BAR DATE FOR FILING PROOFS OF CLAIM RELATING TO REJECTION OF EXECUTORY CONTRACTS, AND OTHER UNEXPIRED LEASES. Claims arising out of the rejection of an executory contract, or other unexpired lease pursuant to Section 6.1 of the Plan must be filed with the Bankruptcy Court no later than thirty days after the later of notice of entry of (1) an order approving the rejection of such contract or lease and (2) the Confirmation Order. Objections to such claims are to be made within the later of ninety (90) days after notice of entry of the Confirmation Order or ninety (90) days after the filing of such rejection Claim. Any Claims not filed within such time will be forever barred from assertion against the Reorganized Debtors or the Debtors, their estates, their general partners, and their property. Unless otherwise ordered by the Bankruptcy Court, all Claims arising from the rejection of executory contracts and unexpired leases shall be treated as Class 4A Claims or Class 4B Claims (as appropriate) under the Plan; PROVIDED, HOWEVER, that all Claims arising from the rejection of executory contracts and unexpired leases with any of the Debtors or Affiliates of the Debtors shall be treated as RGI Claims in accordance with Section 4.4(d) of the Plan.

               a. AFFILIATE LEASES. On the Effective Date, or such other date as may be agreed to with the REIT, the Affiliate Leases shall be treated as provided in Schedules 6.1(a)(ii) of the Plan and any Claims by any Affiliated Tenant arising under the Affiliate Leases shall be deemed to be and treated as RGI Claims in accordance with Section 4.4(d) of the Plan, except as otherwise provided for in any such Affiliate Lease that is assumed or assumed or modified in accordance with Schedule 6.1(a)(ii).

               b. SCHEDULES. Schedules 6.1(a)(i), 6.1(a)(ii), 6.1(a)(iii) and 6.1(c) identified in the Plan shall be included in the Plan Supplement.

               c. INDEMNIFICATION OBLIGATIONS. For purposes of the Plan, the obligations, if any, of the Debtors to indemnify, reimburse or limit the liability of any present or former officers, employees or agents of the Debtors or of the Debtors' general or limited partners or managing agents, against any obligations, whether arising before or after the Commencement Date, pursuant to the respective partnership agreements, applicable state law or specific agreement, or any combination of the foregoing, shall remain unaffected and shall be satisfied, to the extent they become Allowed Claims, by RGI.

               d. COMPENSATION AND BENEFIT PROGRAMS. All employment and severance practices and policies, and all compen-sation and benefit plans, policies, and programs of RCP (Associates does not have any employees) arising out of any collective bargaining agreement with RCP and applicable to such of its employees as were employed on the Commencement Date, including, without limitation, retiree benefit obligations, all savings plans, retirement plans, health care plans, severance benefit plans, incentive plans, workers' compensation programs and life, disability and other insurance plans are treated as Executory Contracts under the Plan and, to the extent assumable, shall be deemed assumed and assigned to the REIT or the REIT Designee, as of the Effective Date pursuant to Sections 365(f) of the Bankruptcy Code. Any Allowed Claims arising from the termination of all practices, policies, plans and programs that do not arise out of a collective bargaining agreement shall be paid from the Distribution Account.

               e.   RETIREE BENEFITS.  Except as otherwise provided by Section
6.5 of the Plan, payments, if any, due to any person for the purpose of providing or reimbursing payments for retired employees and their spouses and dependents for medical, surgical, or hospital care benefits, or benefits in the event of sickness, accident, disability, or death under any plan, fund, or program (through the purchase of insurance or otherwise) maintained or established in whole or in part by the Debtors prior to the Commencement Date shall be continued or provided for by the Reorganized Debtors from the Distribution Account or as otherwise arranged for by the Reorganized Debtors for the duration of the period the Debtors have obligated themselves to provide such benefits.

          3.   CONDITIONS PRECEDENT TO CONFIRMATION
               OR CONSUMMATION OF THE PLAN;  WAIVER

               a. CONDITIONS PRECEDENT TO CONFIRMATION. The Plan shall not be confirmed unless and until the following conditions shall have occurred or been waived on or prior to the Confirmation Date:

                    (1) The form of the Confirmation Order shall be reasonably satisfactory to the Proponents, the REIT and the Committee and provide, INTER ALIA, for (i) the assumption and assignment or rejection of unexpired leases (other than Tenant Leases unless the Assumption and Assignment Motion is withdrawn or denied) and executory contracts consistent with Section 6.1 of the Plan, and, to the extent necessary, (ii) the approval of the terms and conditions pursuant to which the REIT Collateral will be managed during the period from the Confirmation Date through the Effective Date;

                    (2) The Bankruptcy Court shall have approved the identity and appointment of the Distribution Agent and the terms of the Distribution Agreement, unless such approvals and appointment are contained in the Confirmation Order; and

                    (3) Copies of Tenant Leases, unexpired leases or executory contracts of the Debtors to be assigned to the REIT or the REIT Designee shall have been made available to the REIT or REIT Designee not later than thirty days before the scheduled date for a hearing on confirmation of this Plan; and

                    (4) The REIT shall have obtained shareholder approval of its intended recapitalization and merger.

               b. CONDITIONS TO EFFECTIVE DATE. The Effective Date shall occur only after the following conditions shall have been satisfied or waived on or prior to that date:

                    (1) (i) The Confirmation Order shall have become a Final Order unless this condition has been waived by the Proponents, the REIT or REIT Designee, and (ii) neither the Confirmation Order nor the transactions provided for in the Plan and Plan Documents shall otherwise have been stayed, enjoined or restrained by order of a court of competent jurisdiction; and

                    (2) The Distribution Agent shall have executed the Distribution Agreement evidencing the Agent's agreement to serve in that capacity; and

                    (3) Such Cash sufficient to fund the initial distributions from the Distribution Account shall have been contributed by RGI and the REIT to the Distribution Account on or before the Effective Date; and

                    (4) The REIT shall have obtained shareholder approval of its intended recapitalization and merger; and

                    (5) The Plan Documents and all documents required to implement and effectuate the transactions contemplated by the terms of the Plan shall be in a form and substance reasonably satisfactory to the Proponents and their counsel, and the REIT, the REIT Designee and their counsel, and shall have been executed and delivered by the parties thereto; and

                    (6) The Assumption and Assignment Motion shall have been granted by Final Order (which may be the Confirmation Order) or the Plan provisions for assumption and assignment of all Tenant Leases shall become effective on the Effective Date.

               c. WAIVER OF CONDITIONS TO CONFIRMATION AND CONSUMMATION OF THE PLAN. By mutual agreement among the Proponents, the REIT, and the REIT Designee, the conditions to effectiveness of the Plan set forth in Section 9.2 of the Plan (other than the conditions set forth in Section 9.2(a) (ii)) may be waived.

          4.   MODIFICATION OR AMENDMENT OF THE PLAN AND EXHIBITS

               The Proponents may alter, amend, or modify the Plan and Exhibits to the Plan, including the treatment of Claims provided for under the Plan, in accordance with Section 1127 of the Bankruptcy Code.

          5. RETENTION OF JURISDICTION. The Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of, and related to, the Chapter 11 Cases and the Plan pursuant to Sections 105(a) and 1142 of the Bankruptcy Code and for, among other things, the purposes specifically set forth in Article X of the Plan.


          6.   MISCELLANEOUS PROVISIONS OF THE PLAN

               a. EXEMPTION FROM TRANSFER TAXES. Pursuant to Section 1146(c) of the Bankruptcy Code, the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the Plan, including the transfer of the REIT Collateral and the Unencumbered Assets and the execution and delivery of any deeds, bills of sale, amendments or modifications of the REIT Mortgage, or assignments executed in connection with any of the transactions contemplated under the Plan, or the Schedules to the Plan shall not be subject to any stamp, real estate transfer, mortgage recording or other similar tax, including New York City Real Property Transfer Taxes imposed under Title 11, Chapter 21 of the Administrative Code of The City of New York, and New York State Real Estate Transfer Taxes imposed under Article 31 of the New York State Tax Law. The Debtors, RGI and Affiliates or shareholders of RGI have not, and shall not be deemed to have, made any representations or warranties, either express or implied, to the REIT or the REIT Designee with respect to the foregoing. The Reorganized Debtors and RGI, however, shall remain responsible for the payment and satisfaction of New York State Real Property Transfer Gains Tax, if any, arising from and due by reason of the transactions to be effected under the Plan, provided, however that if the REIT Election is made, Associates shall not have any such responsibility.

               b. EXCULPATION. Neither of the REIT, the REIT Designee, the trustees, beneficiaries, partners or principals of the entities included within the definition of REIT Designee, RGI, the Affiliates or shareholders of RGI and the respective shareholders, the Committee, the Debtors, the Reorganized Debtors, the RGI Affiliates, and the Distribution Agent, nor any of their respective shareholders, members, officers, directors, employees, professionals, advisors or agents of any of the foregoing entities, shall have or incur any liability to any holder of a Claim or Equity Interest for (a) any act or omission in connection with, or arising out of, the proposal or pursuit of confirmation of the Plan, the consummation of the Plan or the administration of the Plan or the property to be distributed under the Plan and (b) any information contained in this Plan or in the accompanying Disclosure Statement, or in any exhibit or schedule annexed to this Plan or the accompanying Disclosure Statement, except for (i) failure to fund obligations incurred in connection with consummation of the Plan; and (ii) its, his or her willful misconduct or gross negligence, and, in all respects, the REIT, the REIT Designee, the trustees, beneficiaries, partners and principals of the entities included within the definition of REIT Designee, RGI, the Affiliates and shareholders of RGI and their respective shareholders, the Committee, the Debtors, the Reorganized Debtors and the Disbursing Agent and each of their respective members, officers, directors, employees, advisors, professionals, and agents shall be entitled to rely upon the advice of counsel at their own expense and each other's counsel with respect to their duties and responsibilities under the Plan.

               c. RELEASE AND DISCHARGE OF CLAIMS AND EQUITY INTERESTS AND PERMANENT INJUNCTION UPON THE EFFECTIVE DATE.

                    (1) The rights afforded under the Plan and the treatment of all Claims and Equity Interests thereunder shall be, and shall be deemed to be, in exchange for and in complete satisfaction, discharge, and release of all Claims and Equity Interests of any nature whatsoever, including any interest accrued on such Claims from and after the Commencement Date (except as provided in the Plan), against the Debtors and the Debtors in Possession, or any of their assets or properties. Except as otherwise provided by the Plan, on the Effective Date (i) all Claims against the Debtors shall be satisfied, discharged, and released in full, and (ii) all entities shall be precluded from asserting against the Reorganized Debtors, or their respective successors, assets or properties any other or further Claims or Equity Interests based upon any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Confirmation Date.

                    (2) The Debtors shall release and discharge all direct or derivative rights, claims and causes of action against the REIT, the REIT Designee, RGI, shareholders of RGI, Affiliates of the Debtors, and the respective officers, directors, agents, employees, advisors and representatives of all of the foregoing entities, and all professionals retained under Sections 327 or 1103 of the Bankruptcy Code, that constitute property of the Debtors' estates, including without limitation claims under Bankruptcy Code Sections 506, 510, 542, 544, 545, 547, 548, 550 and 553, and any state laws corresponding thereto.

The Debtors are not aware of any claims or causes of action which may be asserted against the parties referenced above under Chapter 5, Sub-Chapter 3 of the Bankruptcy Code which, if prosecuted, would result in any meaningful benefit to their estates.

                    (3) Each of the Debtors, RGI, Affiliates of RGI (excluding the shareholders of RGI), and the REIT and the REIT Designee shall exchange mutual releases with each other in form and substance reasonably satisfactory to each of the parties, which releases shall release each other entity and each other entity's respective affiliates, subsidiaries, owners, agents, employees, attorneys and representatives, from all Claims and causes of action of any kind (including, but not limited to, claims of setoff or recoupment), whether or not asserted, arising out of or in connection with the Debtors, the REIT Collateral, the Chapter 11 Cases, the REIT Notes, the REIT Mortgage, and the REIT Agreements provided in the Plan; provided, however that nothing contained in Section 8.2 of the Plan shall waive, relinquish or impair any rights or claims of the REIT or the REIT Designee arising under the Plan against the REIT Collateral or the Unencumbered Assets, whether under the REIT Note, the REIT Mortgage or otherwise.

                    (4) Subject to Section 11.11 of the Plan, in consideration of, among other things, (i) the $20 million to be paid by the REIT or the REIT Designee to fund, in part, the Distribution Account under the Plan, (ii) the REIT's or REIT Designee's assumption of Allowed Ordinary Course Administrative Operating Expense Claims, and (iii) the voluntary funding of the Distribution Account by RGI of all other funds required to make the payments to the holders of Allowed Claims under the Plan, on and after the Effective Date, and without limiting Sections 8.2(b) and (c) of the Plan, acceptance of the Plan, as evidenced by, among other things, a ballot cast in favor of the Plan or the receipt and acceptance of any distribution by the holder of an Allowed Claim (i) under the Plan and/or (ii) from the Distribution Account, the Cash Account, and/or payments made by the REIT, or REIT Designee, shall constitute a general release by all persons and entities that have held, hold, or may hold Claims against, or Equity Interests in, the Debtors or any other claims released pursuant to Section 8.3 of the Plan, and all such parties or entities shall be permanently enjoined from (a) commencing or continuing in any manner any action or proceeding of any kind with respect to any such Claim, Administrative Expense Claim against, or Equity Interest in, the Reorganized Debtors, RGI, Affiliates or shareholders of RGI, Radio City Productions, or the REIT or the REIT Designee, (b) the enforcement, attachment, collection or recovery by any manner or means of any judgment, award, decree or order against the Reorganized Debtors, RGI, shareholders of RGI, Affiliates of RGI, Radio City Productions, the REIT, or the REIT Designee, (c) creating, perfecting or enforcing any lien or encumbrance of any kind against the Reorganized Debtors, RGI, Affiliates of RGI, shareholders of RGI, Radio City Productions, the REIT, or the REIT Designee, or against any property or interest in property of the Reorganized Debtors, RGI, Affiliates of RGI, Radio City Productions, the REIT, or the REIT Designee, with respect to such Claim or Equity Interest, (d) asserting any right of setoff, subrogation or recoupment of any kind against any obligation due to the Debtors or against any property or interest in property of the Reorganized Debtors, RGI, shareholders of RGI, Affiliates of RGI, Radio City Productions, or the REIT or the REIT Designee with respect to such Claim or Equity Interest, and (e) commencing or continuing any action, in any manner, that does not comply with or is inconsistent with the provisions of the Plan.

               d. BINDING EFFECT AND ENFORCEABILITY OF OBLIGATIONS. As more particularly described in Section 11.11 of the Plan, the Plan shall be binding upon and inure to the benefit of the Debtors, and all holders of Claims and Interests in the Chapter 11 Cases and their respective successors and assigns whether or not they file a Claim or accept a distribution under the Plan. The Proponents, on the one hand and the REIT or the REIT Designee on the other, shall have the right to enforce the rights granted to them and the obligations of the other of them, under the Plan.

               e.   SEVERABILITY.

                    As more particularly set forth in Section 11.10 of the Plan, if, prior to the Effective Date, any term, provision or portion of any provision of the Plan is held by the Bankruptcy Court to be invalid, void or unenforceable for any reason, the Bankruptcy Court will have the power to alter, amend and/or interpret such term, provision or portion of the provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose and intent of the term, provision or portion of the provision held to be invalid, void or unenforceable, and such term, provision or portion of the provision will then be applicable and valid as altered, amended or interpreted.

                    If any term, provision or portion of a provision in the Plan is determined to be invalid or unenforceable following the Effective Date, such determination shall in no way limit or affect the enforceability and operative effect of any and all of the remaining terms, provisions or portions of any provisions of the Plan unless the unenforceability of such term, provision or portion of the provision materially alters the rights and obligations created by the Plan.

               f.   REVOCATION OR WITHDRAWAL OF THE PLAN.

                    The Proponents reserve the right to revoke or withdraw the Plan at any time prior to the Confirmation Date. If the Proponents revoke or withdraw the Plan prior to the Confirmation Date, then the Plan shall be deemed null and void. In such event, nothing contained in the Plan shall be deemed to constitute a waiver or release of any Claims by or against the Debtors or any other person or entity or to prejudice in any manner the rights of the REIT, the Committee or any person or entity in any further proceedings involving the Debtors.


               g. EXTINGUISHMENT OF AVOIDANCE CLAIMS. On the Effective Date, all of the Debtors' rights, claims, causes of action, avoiding powers, suits and proceedings based upon Sections 544, 545, 547, 548, and 553 of the Bankruptcy Code shall be extinguished, whether or not the subject of a then pending action or proceeding. The Debtors' rights under Section 549 shall be conveyed to the REIT or REIT Designee on the Effective Date, except for those rights, if any, as against RGI, and Affiliates or shareholders of RGI which rights shall be extinguished. The Debtors are not aware of any such claims or causes of action which, if prosecuted, would result in any meaningful recovery of their estates. Moreover, because holders of Allowed Claims are being paid in full under the Plan, no prejudice will inure to creditors by the extinguishment of such avoidance claims.

               h. CONFLICTS. In the event of a conflict or inconsistency between the terms of the Plan, the Confirmation Order, the Disclosure Statement or any other related instrument, document or agreement, the terms of the Confirmation Order shall control issues specifically dealt with therein; otherwise, the Plan shall control; PROVIDED, HOWEVER, that if the Plan (1) does not expressly resolve the issue under consideration or (2) is ambiguous with regard to such issue, the Proponents may on notice to the REIT, the REIT Designee, persons having filed post-confirmation notices of appearances and the U.S. Trustee, seek relief from the Bankruptcy Court as may be necessary.

               i. CREDITORS' COMMITTEE. On the Effective Date, the duties of the Committee shall terminate, except with respect to any applications for Professional Fees prior to the Effective Date.

               j. POST-CONFIRMATION SERVICE LIST -- PERSONS ENTITLED TO NOTICE. From and after the Confirmation Date, notices of appearances and requests for service of papers filed pursuant to Bankruptcy Rule 2002 prior to the Confirmation Date shall no longer be effective. No further notices, other than notice of entry of the Confirmation Order, shall be required to be sent to any Person unless such Person files a new notice of appearance and request for service of papers and serves such new notice of appearance upon the entities set forth in Section 11.7 of the Plan.

               k. NOTICES. Any notice required or permitted to be provided under the Plan shall be in writing and served by any of the following methods
(1) certified mail, return-receipt requested, postage prepaid, (2) hand delivery, or (3) overnight delivery service, freight prepaid, and addressed as follows:

          To the Debtors:

               ROCKEFELLER CENTER PROPERTIES
               AND RCP ASSOCIATES
               c/o Rockefeller Group, Inc.
               1230 Avenue of the Americas
               New York, New York 10020
               Attn:  Gwen A. Rowden, Esq.

          with a copy to:

               TOGUT, SEGAL & SEGAL
               One Penn Plaza
               New York, New York 10119
               Attn:  Albert Togut, Esq.
                      Frank A. Oswald, Esq.

          To RGI:

               ROCKEFELLER GROUP, INC.
               1230 Avenue of the Americas
               New York, New York 10020
               Attn:  Gwen A. Rowden, Esq.

          with a copy to:

               DEWEY BALLANTINE
               1301 Avenue of the Americas
               New York, New York  10019-6092
               Attn:  Richard S. Miller, Esq.
                      Benjamin Hoch, Esq.

          To the Committee:

               CHADBOURNE & PARKE
               30 Rockefeller Plaza
               New York, New York  10012
               Attn:  Peter Bassano, Esq.

          with a copy to:


               SHULTE ROTH & ZABEL
               900 Third Avenue
               New York, New York  10022
               Attn:  James M. Peck, Esq. and
                      Jeffrey Sabin, Esq.

          To the REIT:

               ROCKEFELLER CENTER PROPERTIES, INC.
               1270 Avenue of the Americas
               New York, New York 10020
               Attn:  Mr. Richard M. Scarlata

          with a copy to:

               WEIL, GOTSHAL & MANGES
               767 Fifth Avenue
               New York, New York 10153
               Attn:  Harvey R. Miller, Esq. and
                      Alan B. Miller, Esq.


The REIT shall designate the name and address of the REIT Designee and other entities to receive written notice in behalf of the REIT Designee pursuant to the Plan on or before the Effective Date.


               V.  VOTING REQUIREMENTS, ACCEPTANCE
                   AND CONFIRMATION OF THE PLAN

          For the Plan to be confirmed, the Bankruptcy Code requires the Bankruptcy Court to determine that the Plan complies with the requirements of
Section 1129 of the Bankruptcy Code. These requirements include that: (i) the Plan is "accepted" by the requisite votes of Creditors and Interest holders (i.e., at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of claims that actually vote in each class of impaired claims), except to the extent that Confirmation is available under Bankruptcy Code Section 1129(b); (ii) the Plan is "feasible" (I.E., there is a reasonable probability that the Debtors will be able to perform their obligations under the Plan without further financial reorganization); and (iii) the Plan is in the "best interests" of all of the Debtors' Creditors and Interest holders (I.E., Creditors and Interest holders will receive at least as much pursuant to the Plan as they would receive in a liquidation under Chapter 7 of the Bankruptcy
Code).

     A.   PARTIES-IN-INTEREST ENTITLED TO VOTE

          Unless a holder will receive no distribution under the Plan, the holder of a Claim against the Debtors, whose Claim is "impaired" under the Plan, is entitled to vote to accept or reject the Plan if (i) its Claim has been scheduled by the Debtors as NOT disputed, contingent or unliquidated, or (ii) it has filed a proof of claim on or before the Bar Date, September 13, 1995. Any Claim to which an objection has been filed which has not been withdrawn or dismissed is not entitled to vote UNLESS the Bankruptcy Court, pursuant to Bankruptcy Rule 3018(a) and upon application of the holder whose Claim has been objected to, temporarily allows the Claim in an amount that the Bankruptcy Court deems proper, solely for the purpose of voting on the Plan. Any such application must be heard and determined by the Bankruptcy Court on or before the deadline for voting on the Plan.


     B.   CLASSES IMPAIRED UNDER THE PLAN

          Whether a class of claims or interests is "impaired" under a plan is determined by Section 1124 of the Bankruptcy Code. In general, a class will be impaired if the legal, equitable or contractual rights attaching to the claims or interests of that class are modified, other than curing defaults and reinstating the maturity or by payment in full in cash.


          The REIT, the holder of the Class 2A and 2B Claims, is impaired under the Plan. Moreover, Unsecured Creditors, the holders of Allowed Classes 4A and 4B Claims, may be deemed impaired under the Plan notwithstanding that such Claimants shall be paid in full plus Post-Commencement Date interest (no attorneys' fees will be paid on account of such Allowed Claims). These Classes of Claims may therefore vote to accept or reject the Plan. It is the Proponents' expectation that the REIT will vote to accept the Plan.

          It is the Proponents' view that all other Classes are unimpaired under the Plan and are not entitled to vote to accept or reject the Plan.

     C.   BEST INTEREST OF CREDITORS AND INTEREST HOLDERS

          Even if a plan is accepted by each class of creditors and interest holders, to confirm a plan, the Bankruptcy Court must independently determine that the plan is in the best interest of all classes of creditors and others impaired by the plan. The "best interest" test requires that the Bankruptcy Court find EITHER that each holder of a claim or interest of any impaired class of claims or interests has accepted the plan, or that the plan will provide each holder of a claim or interest that has not accepted the plan with a recovery that has a value, as of the effective date of the plan, at least equal to the value of the distribution that such holder would receive if the debtor liquidated its assets on such date under Chapter 7 of the Bankruptcy Code.

          RGI has authorized the creation of, and will fund (together with the REIT's $20 million payment), the Distribution Account under the Plan thereby expediting payment to ALL Creditors. The Debtors submit that because (i) in the event the REIT foreclosed on the REIT Collateral, other Classes of Claims would receive little or no distribution from the liquidation of the Debtors' Unencumbered Assets and (ii) the Plan affords all other holders of Allowed Claims to be paid 100% of their Allowed Claims, plus interest, much earlier than in a Chapter 7 liquidation and without additional expense (i.e. creditors (or a Chapter 7 bankruptcy trustee) need not pursue the Debtors' general partners in state court litigation to satisfy their claims against the Debtors) that the best interests test is satisfied by the Plan.


     D.   FEASIBILITY OF THE PLAN

          Section 1129(b)(ii) of the Bankruptcy Code requires, as a condition to confirmation, that a plan of reorganization be feasible, I.E., that confirmation of the plan is not likely to be followed by the liquidation of the debtors (unless the plan provides for such liquidation) or the need for further financial reorganization. The Debtors, by reason of proposed agreement with the REIT, will be able to perform their obligations under the Plan after confirmation of the Plan, without the need for further financial restructuring.

          The REIT, through investments to be made by its new investors, will capitalize the entity that will acquire the Landmarked Properties and Unencumbered Assets with equity of $440 million. Approximately $402 million of that equity will be contributed by the new investors in cash. The balance, of approximately $38 million, will be contributed by Whitehall Street Limited Partnership V ("Whitehall") in the form of equity securities of the REIT owned by Whitehall. After the merger of the REIT with an entity controlled by the new investors, the entity that owns the Landmarked Properties will have approximately $96 million of working capital to cover the short-term cash flow deficits that such properties are projected to generate until they generate positive cash flow, to pay the Claims for which the REIT is responsible under the Plan, and generally to enable the new owner of the Landmarked Properties to successfully operate and manage them. Should additional funds be required, it is anticipated that the new owner of the Landmarked Properties will be able to borrow sufficient funds to meet those needs.

          The REIT's new investors all are financially sophisticated and experienced in making investments, owning businesses and assets in various industries, including real estate, and in finance. Whitehall is an affiliate of Goldman, Sachs & Co. and it engages in the business of investing in debt and equity interests in real estate assets and businesses. Rockprop, L.L.C. ("Rockprop") is a limited liability company whose members are Tishman Speyer Crown Equities, a Delaware General Partnership; and TSE Limited Partnership and Rockprop Associates Limited Partnership, an Illinois limited partnership and Delaware limited partnership, respectively, in which Jerry I. Speyer and the Crown family interests are the principal investors. Mr. Speyer is also President and sole shareholder of the general partner of Tishman Speyer Properties, L.P., a leading property management company. Mr. David Rockefeller is the former Chairman of The Chase Manhattan Bank, N.A. Exor Group, S.A. is a corporation organized under the laws of Luxembourg, whose principal business activity is to invest and hold participations in selected industries through substantial direct or indirect equity participations in companies that have a leading position in their respective industries. For purposes of the United States securities laws, Exor is deemed to be controlled by its general partners, Giovanni Agnelli, Umberto Agnelli, Gian Luigi Gabetti and Cesar Romitti. Troutlet Investments Corporation is a British Virgin Islands corporation that is a holding company wholly owned by Stavros S. Niarcos, an internationally-known investor and businessman. All of the investors are committed to successfully operating and managing the Landmarked Properties. Together they possess strong financial capabilities and are sophisticated in arranging mortgage and other financings. In addition, the acquiring entity will execute a management agreement pursuant to which Tishman Speyer Properties, L.P., a leading property management company controlled by Mr. Speyer, will manage the Landmarked Properties on behalf of the entity owned by the investors. Certain of the investors may assign their interests to members of their family or entities controlled by such family members.

          As to RGI, it will be prepared to present to the Bankruptcy Court at the confirmation hearing financial and such other information (in the form of affidavit and/or testimony) required to establish adequate assurance of its capability to fulfill its obligations and commitments under the Plan. RGI is a solvent and stable organization that has the financial wherewithal to fund its contributions to the Distribution Account which it has authorized to be established for the benefit of the Debtors Allowed Claim holders.

               VI.  ALTERNATIVES TO CONFIRMATION
                    AND CONSUMMATION OF THE PLAN

          The Proponents believe that the Plan affords all holders of Claims and Interests the greatest realization on the Debtors' assets at the earliest possible time and, therefore, is in the best interests of such holders. The Plan attempts to ensure that there is no interruption or disruption of operations at the Landmarked Properties. If the Plan is not confirmed, the theoretical alternatives include (i) alternative plans of reorganization; or
(ii) liquidation of the Debtors under Chapter 7.

     A.   ALTERNATIVE PLANS OF REORGANIZATION

          If the Plan is not confirmed, the Debtors or another party in interest could attempt to propose a different reorganization plan. Such plan might involve either a reorganization and continuation of the Debtors' business, or an orderly liquidation of their assets, or a combination of both.

     B.   LIQUIDATION UNDER CHAPTER 7

          If a Chapter 11 Plan is not confirmed for the Debtors, the Bankruptcy Court, on request of a party-in-interest, or on its own motion, may convert the Chapter 11 cases to cases under Chapter 7 of the Bankruptcy Code. In Chapter 7 cases, a trustee or trustees would be elected or appointed to liquidate the assets of the Debtors. The proceeds of the liquidation would be distributed to the respective holders of Claims against the Debtors in accordance with the priorities established by the Bankruptcy Code.

          Under Chapter 7, a secured creditor whose claim is fully secured would be entitled to full payment, including interest, from the proceeds of the sale of its collateral. Unless its claim is non-recourse, a secured creditor whose collateral is not sufficient in value to pay its claim in full could be entitled to assert an unsecured claim for its deficiency. Non-recourse secured claims would be limited to payment from the sale or repossession of the collateral, regardless of the actual value of that collateral. Claims entitled to priority under the Bankruptcy Code would be paid in full before any distribution to general unsecured creditors. Funds, if any, remaining after payment of administrative claims and priority claims would be distributed pro-rata to general unsecured creditors.

          A Chapter 7 liquidation of the Debtors would be a complex and massive operation which in turn would be extremely disruptive to operation of and tenants in the Landmarked Properties. An orderly, well thought-out transition in management must be effectuated for a unique operation such as the Debtors. It is not expected that Chapter 7 would be sought absent the inability of the REIT and the REIT Designee to perform their obligations under the Plan on the Effective Date and thereafter.

          The only significant known Unencumbered Assets of the Debtors are certain development rights and air rights with a speculative value. Thus, in a Chapter 7, creditors other than the REIT would not receive any meaningful distribution. In a liquidation under Chapter 7, before creditors received any distribution, additional administrative expenses involved in the appointment of a trustee (and its attorneys, and possibly accountants or other professionals to assist such trustee) would cause a substantial diminution in the value of these estates.

          It is certain that a liquidation of the Debtors' assets under Chapter 7 would cause irreparable harm to creditors and other parties with an interest in the Landmarked Properties.


                             VII.  TAX CONSEQUENCES

          The Debtors have not obtained rulings from the Internal Revenue Service regarding the federal tax implications of the Plan.


     THE DEBTORS ARE NOT OFFERING TAX ADVICE TO ANY CREDITOR AND THIS DISCLOSURE STATEMENT SHOULD NOT BE CONSIDERED TO CONTAIN ANY SPECIFIC ADVICE OR INSTRUCTION CONCERNING THE TAX TREATMENT OF ANY CLAIM OR INTEREST. EACH CREDITOR IS URGED TO CONSULT WITH ITS OWN LEGAL, ACCOUNTING OR OTHER ADVISOR CONCERNING THE TAX TREATMENT OF ITS CLAIM OR ANY DISTRIBUTION FROM OR ON BEHALF OF THE DEBTORS PURSUANT TO THE PLAN OR OTHERWISE.



                [REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

                                VIII.  CONCLUSION

          The Proponents believe that confirmation of the Plan is in the best interest of all creditors. The Proponents have worked diligently and expeditiously to formulate a Plan that would address the Debtors' obligations and afford substantially all creditors an opportunity to receive a full recovery on the Allowed Amount of their Claims. The Proponents strongly urge that the Plan be accepted.

DATED:  New York, New York
        January _____, 1996


ROCKEFELLER CENTER PROPERTIES,     ROCKEFELLER GROUP, INC.,
  AND RCP ASSOCIATES, Debtors        a Delaware Corporation
and Debtors-in-Possession


By:                                By:
    --------------------------          -------------------------
Name:  Lorian L. Marlantes         Name:  Lorian L. Marlantes
Title: President                   Title: President
       Rockefeller Group, Inc.
       General Partner of
        Rockefeller Center
        Properties and RCP
        Associates


TOGUT, SEGAL & SEGAL               DEWEY BALLANTINE
Attorneys for Rockefeller          Attorneys for Rockefeller
Center Properties and                Group, Inc.
  RCP Associates, Debtors
  and Debtors-in-Possession


By:                                By:
    --------------------------          -------------------------
   Albert Togut (AT-9759)             Richard S. Miller (RSM-2428)
   A Member of the Firm               A Member of the Firm
   One Penn Plaza                     1301 Avenue of the Americas
   New York, New York  10119          New York, New York  10020
   (212) 594-5000                     (212) 259-8000

                                   EXHIBIT "1"



                 SECOND AMENDED JOINT PLAN OF REORGANIZATION FOR
                ROCKEFELLER CENTER PROPERTIES AND RCP ASSOCIATES